Exhibit E

Execution Version

U.S. $180,000,000

CREDIT AGREEMENT

Dated as of October 1, 2010

among

CRESTWOOD HOLDINGS LLC,

as Borrower,

THE LENDERS PARTY HERETO,

and

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent,

BANC OF AMERICA SECURITIES LLC,

BNP PARIBAS SECURITIES CORP.,

and

RBC CAPITAL MARKETS CORPORATION,

as Joint Lead Arrangers and Joint Bookrunners,

ROYAL BANK OF CANADA,

as Syndication Agent,

and

BNP PARIBAS,

as Documentation Agent.

i

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Prepayment Notice
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Collateral Agreement
Exhibit F	Form of Solvency Certificate
Exhibit G-1	Form of Term Note
Exhibit G-2	Form of Incremental Term Loan Note
Exhibit H	Form of Compliance Certificate
Exhibit I	Form of Administrative Questionnaire
Exhibit J	Form of Affiliated Lender Assignment and Acceptance

Schedule 2.01	Term Loan Commitments
Schedule 3.04	Governmental Approvals
Schedule 3.07(c)	Leased Real Property
Schedule 3.07(e)	Subsidiaries
Schedule 3.07(f)	Subscriptions
Schedule 3.08(a)	Litigation
Schedule 3.12	Tax Liabilities
Schedule 3.15	Environmental Matters
Schedule 3.19	Insurance
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates

CREDIT AGREEMENT dated as of October 1, 2010 (as amended, amended and restated, supplemented or otherwise modified, this “Agreement”), among CRESTWOOD HOLDINGS LLC, a limited liability company organized under the laws of Delaware (the “Borrower”), the LENDERS party hereto from time to time, and BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII, the “Administrative Agent”), and as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to the provisions of Article VIII, the “Collateral Agent”) for the Lenders, ROYAL BANK OF CANADA, as syndication agent (in such capacity, the “Syndication Agent”), BNP PARIBAS, as documentation agent (in such capacity, the “Documentation Agent”), BANC OF AMERICA SECURITIES LLC, BNP PARIBAS SECURITIES CORP., RBC CAPITAL MARKETS CORPORATION, as joint lead arrangers and joint bookrunners (together in such capacities, the “Joint Lead Arrangers”).

W I T N E S S E T H :

WHEREAS, an Affiliate (with such term and each other capitalized term used but not defined in this preamble having the meaning assigned thereto in Article I) of a fund managed by FRC Founders Corporation (formerly known as First Reserve Corporation) (“FRC”) and Crestwood Midstream Partners, N.A. (“Crestwood”; together with FRC, the “Sponsors”) have formed the Borrower;

WHEREAS, pursuant to that certain Purchase Agreement dated as of July 22, 2010 (the “Acquisition Agreement”) between the Borrower and Quicksilver Resources, Inc., (the “Seller”), Cowtown Gas Processing L.P. and Cowtown Pipeline L.P., the Borrower agreed to acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding Equity Interests of the Company;

WHEREAS, in connection with the consummation of the Acquisition, the Sponsors will (a) make a cash common equity contribution to the Borrower (the “Equity Financing”), such that the Equity Financing is not less than 40% of the total pro forma capitalization of the Borrower after giving effect to the Acquisition and related Transactions and (b) contribute additional cash common equity to the Borrower in an amount equal to the Initial Interest Payment Amount;

WHEREAS, upon the consummation of the Acquisition the Equity Interests of the Company shall be acquired by the Borrower; and

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of Loans on the Closing Date, in an aggregate U.S. Dollar amount for all such Loans not in excess of U.S. $180,000,000.

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquisition” shall have the meaning assigned to such term in the second recital hereto.

“Acquisition Agreement” shall have the meaning assigned to such term in the second recital hereto.

“Acquisition Documents” shall mean the collective reference to the Acquisition Agreement, and all exhibits and schedules thereto, including such documents as executed.

“Additional Term Loan Tranche” shall have the meaning assigned to such term in Section 2.18.

“Adjusted Eurodollar Rate” shall mean for any Interest Period with respect to any Eurodollar Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.00%) equal to the greater of (x) (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserves and (y) 2.00% per annum.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.10(a).

“Administrative Agent’s Office” shall mean the Administrative Agent’s address as set forth in Section 9.01, or such other address as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit I or any other form approved by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender, as assignor and a Non-Debt Fund Affiliate, the Borrower or a Subsidiary, as assignee, and accepted by the Administrative Agent and the Borrower (if required pursuant to Section 9.04(b)), in substantially the form of Exhibit J or such other form as shall be approved by the Administrative Agent.

“Agent Default Period” shall mean, with respect to any Agent, any time when such Agent has, or has a direct or indirect parent company that has, become the subject of a proceeding under any bankruptcy or insolvency laws, or has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Agent Parties” shall have the meaning assigned to such term in Section 9.17(c).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Alternate Base Rate” shall mean the greatest of (i) the rate of interest per annum determined by the Administrative Agent from time to time as its prime commercial lending rate for U.S. Dollar loans in the United States for such day (the “Prime Rate”), (ii) the Federal Funds Effective Rate plus 0.50% per annum, (iii) the Adjusted Eurodollar Rate as of such date for a one-month Interest Period plus 1.00% per annum, and (iv) 3.00% per annum. The Prime Rate is not necessarily the lowest rate that the Administrative Agent is charging to any corporate customer. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective from and including the date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively.

“Applicable Margin” shall mean for any day with respect to (a) any Eurodollar Loan that is a Term Loan, 8.50% per annum and (b) any ABR Loan that is a Term Loan, 7.50% per annum.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Acquisition” shall mean any acquisition by the Borrower or the Company from any Person other than the Borrower or the Company to the extent otherwise permitted hereunder of any asset or group of related assets in one or a series of related transactions, with an aggregate consideration exceeding U.S. $2.0 million.

“Asset Disposition” shall mean any sale, transfer or other disposition by the Borrower or the Company to any Person other than the Borrower or the Company to the extent otherwise permitted hereunder of any asset or group of related assets in one or a series of related transactions, the Net Proceeds from which exceed U.S. $2.0 million.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if required pursuant to Section 9.04(b)), in substantially the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Available Cash” shall mean, for any period, “Available Cash” as defined in the Limited Partnership Agreement, to the extent such amount is available for distribution and is so distributed to and received by the Borrower in cash during such period in the form of dividends or similar distributions.

“Available Investment Basket Amount” shall mean, on any date of determination, an amount equal to (a) the Cumulative Cash Flow Available for Restricted Payments Amount on such date minus (b) any amounts thereof used to make Investments pursuant to Section 6.04(a) after the Closing Date and on or prior to such date, minus (c) the aggregate amount of dividends or distributions made pursuant to Section 6.06(c)(i), minus (d) the aggregate amount of payments made after the Closing Date and on or prior to such date pursuant to Section 6.09(b)(i)(A).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17.

“Borrowing” shall mean a group of Loans of a single Type under any Facility and made on a single date to the Borrower and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.

“Business Day” shall mean any day of the year, other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, and, where used in the context of Eurodollar Loans, is also a day on which U.S. Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Collateral Account” shall have the meaning assigned to such term in Section 2.20(a).

“Cash Flow Available for Restricted Payments” shall have the meaning assigned to such term in Section 2.20(c)(ix).

“Cash Interest Expense” shall mean, for any period, Interest Expense of the Borrower and the Company for such period, less, to the extent, for each of clauses (a), (b), (c) and (e), included in the calculation of such Interest Expense, the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) the amortization of any financing fees or breakage costs paid by, or on behalf of, the Borrower or any of its Subsidiaries, including such fees paid in connection with the Transactions or any amendments, waivers or other modifications of this Agreement, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements, (d) cash interest income of the Borrower and its Subsidiaries for such period and (e) all non-recurring cash Interest Expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP; provided that Cash Interest Expense shall exclude, without duplication of any exclusion set forth in clause (a), (b), (c), (d) or (e) above, annual agency fees paid to the Administrative Agent and/or the Collateral Agent and one-time financing fees or breakage costs paid in connection with the Transactions or any amendment, waivers or other modifications of this Agreement.

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer, automated clearinghouse transfers of funds and other cash management arrangements.

“Cash Management Bank” shall mean any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Agent, or a Joint Lead Arranger or an Affiliate of a Lender, an Agent or a Joint Lead Arranger, in its capacity as a party to such Cash Management Agreement.

A “Change in Control” shall be deemed to occur if:

(a) at any time prior to an initial public offering of Equity Interests of (x) the Borrower or (y) any other Person who, directly or indirectly, owns 100% of the issued and outstanding Equity Interests of the Borrower (a “Parent Company”), (i) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by Persons who were neither (A) nominated by the board of directors of the Borrower or a Permitted Holder, (B) appointed by directors so nominated nor (C) appointed by a Permitted Holder or (ii) a “Change in Control” shall occur under any Permitted Junior Debt or any other Indebtedness of the Borrower and the Company, in each case, that is Material Indebtedness;

(b) at any time prior to an initial public offering of Equity Interests of the Borrower or the Parent Company, any combination of Permitted Holders (or a single Permitted Holder) shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least 51% of (i) the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (ii) the economic interest represented by the issued and outstanding Equity Interests of the Borrower;

(c) at any time from and after an initial public offering of Equity Interests of the Borrower or the Parent Company, any Person or group (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders (or a single Permitted Holder), shall own beneficially (as defined above), directly or indirectly, in the aggregate Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or such Parent Company, as applicable, and any combination of the Permitted Holders (including a single Permitted Holder) own beneficially (as defined above), directly or indirectly, a smaller percentage of such ordinary voting power at such time than the Equity Interests owned by such other Person or group; or

(d) at any time, (i) except as permitted pursuant to Section 6.05(b), the Borrower shall cease to directly own and control, of record and beneficially, 100% of the issued and outstanding Equity Interests of the Company, (ii) the Borrower shall cease to directly or, solely through the Company and the General Partner, indirectly own and control, of record and beneficially, a majority of the issued and outstanding general partnership interests in KGS, (iii) the Borrower shall cease to directly or, solely through the Company, indirectly own and control, of record and beneficially, a majority of the issued and outstanding Equity Interests of the General Partner or (iv) the General Partner shall cease to be the sole general partner of KGS.

“Change in Law” shall mean (a) the adoption or implementation of any treaty, law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily comply) of any Governmental Authority made or issued after the Closing Date; provided, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean October 1, 2010, and “Closing” shall mean the making of the initial Term Loans on the Closing Date hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document.

“Collateral Accounts” shall have the meaning assigned to such term in Section 2.20(a).

“Collateral Account Withdrawal Certificate” shall have the meaning assigned to such term in Section 2.20(c).

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit E, among the Borrower, the Guarantor and the Collateral Agent, and any other guarantee and collateral agreement that may be executed after the Closing Date in favor of, and in form and substance acceptable to, the Collateral Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a) on the Closing Date, the Collateral Agent shall have received from each Loan Party a counterpart of the Collateral Agreement, duly executed and delivered on behalf of such Loan Party (which Collateral Agreement shall include a Guarantee of the Obligations of the Borrower by the Company);

(b) on the Closing Date, the Collateral Agent shall be the beneficiary of a pledge of all the issued and outstanding Equity Interests of the Company and any other Equity Interests directly owned on the Closing Date by the Borrower or the Company and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank or shall have otherwise received a security interest over such Equity Interests satisfactory to the Collateral Agent;

(c) with respect to any Equity Interests acquired by any Loan Party after the Closing Date, within 30 days of such acquisition, all such outstanding Equity Interests directly owned by a Loan Party shall have been pledged in accordance with the Collateral Agreement, and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank or shall have otherwise received a security interest over such Equity Interests reasonably satisfactory to the Collateral Agent;

(d)(i) all Indebtedness of the Borrower and each Subsidiary of the Borrower that is owing to any Loan Party shall have been pledged in accordance with the applicable Collateral Agreement, (ii) all Indebtedness of the Borrower and each Subsidiary of the Borrower having an aggregate principal amount in excess of U.S. $1.5 million that is owing to any Loan Party shall be evidenced by a promissory note or an instrument and (iii) the Collateral Agent shall have, in respect of all such Indebtedness having an aggregate principal amount in excess of U.S. $1.5 million, received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(e) all documents and instruments, including UCC financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(f) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and the performance of its obligations thereunder; and

(g) with respect to each of the items identified in this definition of “Collateral and Guarantee Requirement” that are required to be delivered on a date after the Closing Date, the Administrative Agent, in each case, may (in its sole discretion) extend such date on two separate occasions by up to 30 days on each such occasion;

provided, that, (x) the Collateral and Guarantee Requirement shall not require the grant of a Lien or provision of a guarantee by any Person over those assets as to which the Administrative Agent and the Collateral Agent shall determine in their reasonable discretion that the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby and (y) no asset in respect of which a Lien has been granted to the Collateral Agent for the benefit of the Secured Parties shall be subject to any other Lien except for, in the case of any asset other than Equity Interests, any Lien permitted under Section 6.02 and, in the case of Equity Interests, Liens arising by operation of law.

“Commitment Letter” shall mean that certain Commitment Letter dated July 22, 2010, by and among Crestwood Holdings LLC (formerly known as First Reserve Crestwood Holdings LLC), Bank of America N.A., Banc of America Securities LLC, BNP Paribas, BNP Paribas Securities Corp. and Royal Bank of Canada.

“Commitments” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment and Incremental Commitment.

“Communications” shall have the meaning assigned to such term in Section 9.17.

“Company” shall mean Quicksilver Gas Services Holdings LLC, a limited liability company organized under the laws of Delaware.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean one or more control agreements entered into by the Borrower, the Collateral Agent and the Depositary Bank, which (i) provides that the Depositary Bank will comply with any instructions or entitlement orders originated by the Borrower and, upon delivery of written notice that a Default or Event of Default has occurred, the Collateral Agent (but not, after such notice, the Borrower), (ii) is otherwise sufficient to establish the Collateral Agent’s control per Section 9-104 of the UCC, (iii) provides the Collateral Agent with a perfected, first priority security interest in all amounts (including investments and the proceeds thereof) from time to time on deposit in the Cash Collateral Account, the Initial Interest Account or the Earn-Out Account, as applicable, and (iv) is otherwise in form and substance reasonably satisfactory to the Collateral Agent.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Crestwood” shall have the meaning assigned to such term in the first recital hereto.

“Cumulative Cash Flow Available for Restricted Payments Amount” shall mean, at any date, an amount, not less than zero, determined on a cumulative basis equal to the amount of Cash Flow Available for Restricted Payment for all periods ending after the Closing Date.

“Cure Amount” shall have the meaning assigned to such term in Section 7.02.

“Cure Right” shall have the meaning assigned to such term in Section 7.02.

“Debt” at any date shall mean (without duplication) all Indebtedness consisting of Capital Lease Obligations, Indebtedness for borrowed money (other than letters of credit and performance bonds to the extent undrawn) and Indebtedness in respect of the deferred purchase price of property or services of the Borrower and the Company on such date.

“Debt Fund Affiliates” shall mean (i) Energy Capital Partners, (ii) any fund managed by, or under common management with, Energy Capital Partners and (iii) any other Affiliate of the Borrower that is a bona fide diversified debt fund.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.09(d).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to pay over to the Administrative Agent or any other Lender any amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute or subsequently cured, or (b) has, or has a direct or indirect parent company that has, become the subject of a proceeding under any bankruptcy or insolvency laws, or has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its direct or indirect parent company or the exercise of control over a Lender or its direct or indirect parent company by a Governmental Authority or an instrumentality thereof.

“Depositary Bank” shall mean the bank or securities intermediary at which the Cash Collateral Account, the Initial Interest Account and the Earn-Out Account are maintained by the Borrower.

“Designated Lender” shall mean any Debt Fund Affiliates or any Non-Debt Fund Affiliates.

“Documentation Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Earn-Out Account” shall have the meaning assigned to such term in Section 2.20(a).

“Earn-Out Payments” shall have the meaning assigned to such term in Section 2.18(a).

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora and fauna or as otherwise similarly defined in any Environmental Law.

“Environmental Claim” shall mean any and all actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any actual or alleged violation of Environmental Law or any Release or threatened Release of, or exposure to, Hazardous Material.

“Environmental Event” shall have the meaning assigned to such term in Section 7.01(n).

“Environmental Law” shall mean, collectively, all federal, state, provincial, local or foreign laws, including common law, ordinances, regulations, rules, codes, orders, judgments or other requirements or rules of law that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or human health, or natural resource damages, and (b) the use, generation, handling, treatment, storage, disposal, Release, transportation or regulation of, or exposure to, Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the National Environmental Policy Act, 42 U.S.C. §§ 4321 et seq., and the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their foreign, state, provincial or local counterparts or equivalents.

“Equity Financing” shall have the meaning assigned to such term in the third recital hereto.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest, any limited liability company membership interest and any unlimited liability company membership interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary of the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) a Reportable Event; (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (d) the incurrence by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA; (e) the receipt by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan, or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could be reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (g) the incurrence by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary of the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to the Borrower or Subsidiary of the Borrower.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan to the Borrower bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate in accordance with the provisions of Article II.

“Eurodollar Rate” shall mean for any Interest Period with respect to any Eurodollar Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Reuters LIBOR 01 screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (or, in the case of clause (iii) of the definition of Alternate Base Rate, approximately 11:00 a.m. (London time) on the date referenced in such clause (iii)); or

(b) if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business

Days prior to the first day of such Interest Period (or, in the case of clause (iii) of the definition of Alternate Base Rate, approximately 11:00 a.m. (London time) on the date referenced in such clause (iii)); or

(c) if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Borrowing being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London branch to major banks in the offshore U.S. Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (or, in the case of clause (iii) of the definition of Alternate Base Rate, approximately 11:00 a.m. (London time) on the date referenced in such clause (iii)).

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, Available Cash of the Borrower for such Excess Cash Flow Period, minus, any amounts required to be disbursed pursuant to Section 2.20(c)(i) through (vi) during such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean (a) the period beginning on the Closing Date and ending on the first day following the Closing Date on which Available Cash is distributed to the Borrower and (b) each period thereafter beginning on the day after the end of such prior period and ending on the day that Available Cash is next distributed to the Borrower.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01 (other than the Indebtedness incurred pursuant to clause (k) thereof, but including Permitted Refinancing Debt incurred in respect of Indebtedness incurred pursuant to such clause (k)).

“Excluded Taxes” shall mean, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income, franchise and similar taxes, in each case imposed on (or measured by) net income, net profits or capital by the United States of America (or any State or other subdivision thereof) or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or any jurisdiction in which such recipient has a present or former connection (other than any such connection arising solely from the Loan Documents and the transactions herein) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) other than in the case of an assignee pursuant to a request by a Loan Party under Section 2.17(b), (i) any federal withholding tax imposed by the United States or (ii) a withholding tax imposed by the jurisdiction under the laws of which such Lender is organized or in which its principal office or applicable lending office (or other place of business) is located, in the case of each of clauses (i) and (ii), that is in effect and that would apply to amounts payable hereunder to such Agent, Lender or other recipient at the time such Agent, Lender or other recipient becomes a party to any Loan Document (or designates a new lending office), except to the extent that such Lender or other recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.15(a) or Section 2.15(c), (d) any withholding taxes attributable to such Lender’s or such other recipient’s failure (other than as a result of a Change in Law) to comply with Section 2.15(e), and (e) any tax imposed by reason of

Section 1471 through 1474 of the Code and regulations and official interpretations promulgated thereunder (other than as a result of a Change in Law).

“Facilities” shall mean the respective facility and commitments utilized in making Term Loans or Incremental Term Loans hereunder, it being understood that as of the date of this Agreement there is one Facility, i.e., the Term Loan Facility.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fee Letter dated July 22, 2010, by and among Crestwood Holdings LLC (formerly known as First Reserve Crestwood Holdings LLC), Bank of America N.A., Banc of America Securities LLC, BNP Paribas, BNP Paribas Securities Corp. and Royal Bank of Canada.

“Fees” shall mean the Administrative Agent Fees, the Upfront Closing Fees and any other fees payable under the Fee Letter.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.

“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Sections 6.10 and 6.11.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” shall have the meaning assigned to such term in Section 1.02.

“Gathering and Processing Documents” shall mean (i) the Sixth Amended and Restated Gas Gathering and Processing Agreement between Quicksilver Resources Inc., Cowtown Pipeline Partners L.P. and Cowtown Gas Processing Partners L.P., effective September 1, 2008, to be amended by the Second Amendment to the Sixth Amended and Restated Gas Gathering and Processing Agreement between Quicksilver Resources Inc., Cowtown Pipeline Partners L.P. and Cowtown Gas Processing Partners L.P., to be entered into as of the Closing Date, (ii) the Gas Gathering Agreement between Quicksilver Resources Inc. and Cowtown Pipeline Partners L.P., as assignee of Cowtown Pipeline L.P., effective December 1, 2009, to be amended by the Amendment to the Gas Gathering Agreement between Quicksilver Resources Inc. and Cowtown Pipeline Partners L.P., to be entered into as of the Closing Date, and (iii) the Amended and Restated Gas Gathering Agreement between Quicksilver Resources Inc. and Cowtown Pipeline Partners L.P., as assignee of Cowtown Pipeline L.P., effective September 1, 2008, to be amended by the Second Amendment to the Gas Gathering Agreement between Quicksilver Resources Inc. and Cowtown Pipeline Partners L.P., to be entered into as of the Closing Date, each as amended, restated, supplemented or otherwise modified as permitted hereunder.

“General Partner” shall mean Quicksilver Gas Services GP LLC.

“General Partner LLC Agreement” shall mean the First Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of July 24, 2007, as amended, restated, supplemented or otherwise modified as permitted hereunder.

“Governmental Authority” shall mean any federal, state, provincial, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates or breakdown constituents, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation pursuant to, or which can give rise to liability under, any Environmental Law.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.18.

“Incremental Commitments” shall have the meaning assigned to such term in Section 2.18.

“Incremental Lender” shall have the meaning assigned to such term in Section 2.18.

“Incremental Maturity Date” shall mean the maturity date of any Additional Term Loan Tranche.

“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.18.

“Incremental Term Loan Facility” shall have the meaning assigned to such term in Section 2.18.

“Incremental Term Loan Installment Dates” shall mean the Quarterly Payment Dates scheduled for the repayment of principal of any Incremental Term Loan as determined pursuant to the terms of Section 2.18(a).

“Incremental Upfront Fee” shall have the meaning assigned to such term in Section 2.18(a).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade liabilities and intercompany liabilities incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Swap Agreements (such payments in respect of any Swap Agreement with a counterparty being calculated subject to and in accordance with any netting provisions in such Swap Agreement), (h) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit and (ii) in respect of banker’s acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” shall mean all Taxes, which arise from the transactions contemplated in, or otherwise with respect to, this Agreement, other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.13(a).

“Information Memorandum” shall mean the Confidential Information Memorandum dated August 2010, as modified or supplemented prior to the Closing Date.

“Initial Interest Account” shall have the meaning assigned to such term in Section 2.20(a).

“Initial Interest Payment Amount” shall mean an amount equal to the interest payments required to be made by the Borrower under Section 2.11 of this Agreement prior to February 22, 2011.

“Initial Lenders” shall mean the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Interest Coverage Ratio” shall mean the ratio, for the period of four fiscal quarters ended on, or if such date of determination is not the end of a fiscal quarter, most recently prior to the date on which such determination is to be made of (a) Available Cash to (b) Cash Interest Expense; provided that to the extent any Asset Disposition (other than any Partnership Transaction), any Asset Acquisition or any Partnership Transaction (or any similar transaction or transactions for which a waiver or a consent of the Required Lenders pursuant to Section 6.04, 6.05 or 6.13 has been obtained) or incurrence or repayment of Indebtedness of the Borrower or the Company (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Interest Coverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences;

provided, further that notwithstanding the foregoing, the “Interest Coverage Ratio” as of (i) March 31, 2011 shall be calculated based on the ratio of (a) Available Cash to (b) Cash Interest Expense, in each case for the fiscal quarter ending on such date, (ii) June 30, 2011 shall be calculated based on the ratio of (a) Available Cash to (b) Cash Interest Expense, in each case for the two consecutive fiscal quarters ending on such date, and (iii) September 30, 2011 shall be calculated based on the ratio of (a) Available Cash to (b) Cash Interest Expense, in each case for the three consecutive fiscal quarters ending on such date.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Borrowing in accordance with Section 2.05, in substantially the form of Exhibit D.

“Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a stand alone basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (iv) redeemable preferred stock dividend expenses, and (b) capitalized interest of such Person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower or the Company with respect to Swap Agreements.

“Interest Payment Date” shall mean (a) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, and (b) with respect to any ABR Loan, the last Business Day of each calendar quarter.

“Interest Period” shall mean, as to any Borrowing consisting of a Eurodollar Loan, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months, if at the time of the relevant Borrowing, all Lenders make interest periods of such length available), as the Borrower may elect, or the date any Eurodollar Borrowing is converted to an ABR Borrowing, in accordance with Section 2.05 or repaid or prepaid in accordance with Section 2.08 or 2.09; provided that, (a) if any Interest Period for a Eurodollar Loan would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (c) no Interest Period shall extend beyond the latest of the Term Loan Maturity Date or any Incremental Maturity Date, as applicable. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Joint Lead Arrangers” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“KGS” shall mean Quicksilver Gas Services LP, a limited partnership organized under the laws of Delaware.

“KGS Credit Agreement” shall mean that certain Credit Agreement, dated as of the date hereof, by and among KGS, BNP Paribas, as Administrative Agent, and the other parties from time to time party thereto, as the same may be amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“KGS Financial Covenant” shall mean the maximum leverage ratio covenant in the KGS Credit Agreement.

“Lender” shall mean each financial institution listed on Schedule 2.01 (and any foreign branch of such Lender), as well as any Person (other than a natural person) that becomes a “Lender” hereunder pursuant to Section 9.04 (and any foreign branch of such Person), any Person (other than a natural person) holding outstanding Term Loans or outstanding Incremental Term Loans.

“Leverage Ratio” shall mean, on any date, the ratio of (a) Net Debt as of such date, determined in accordance with GAAP, to (b) Available Cash for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date; provided that to the extent any Asset Disposition (other than any Partnership Transaction), any Asset Acquisition or any Partnership Transaction (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 6.04, 6.05 or 6.13) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Leverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrence; provided, further that notwithstanding the foregoing, solely for purposes of calculating the Leverage Ratio, “Available Cash” for (i) the four consecutive fiscal quarters ended March 31, 2011 shall be deemed to be the Available Cash for the fiscal quarter ended March 31, 2011 multiplied by four, (ii) the four consecutive fiscal quarters ended June 30, 2011 shall be deemed to be the Available Cash for the two consecutive fiscal quarters ended June 30, 2011 multiplied by two, and (iii) the four consecutive fiscal quarters ended September 30, 2011 shall be deemed to be the Available Cash for the three consecutive fiscal quarters ended September 30, 2011 multiplied by four-thirds.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary of the Borrower), any purchase option, call or similar right of a third party with respect to such securities.

“Limited Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of KGS, dated as of February 19, 2008, as amended, restated, supplemented or otherwise modified as permitted hereunder.

“Loan Documents” shall mean this Agreement, the Security Documents and any promissory note issued under Section 2.07(d).

“Loan Parties” shall mean the Borrower and the Company.

“Loans” shall mean the Term Loans and the Incremental Term Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean

(a) at all times other than on the Closing Date, the existence of events, conditions and/or contingencies that have had or are reasonably likely to have (i) a materially adverse effect on the business, operations, properties, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, or (ii) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Lenders, the Administrative Agent or the Collateral Agent under, any Loan Document; and

(b) solely for purposes of determining whether or not there has been a Material Adverse Effect on the Closing Date, any change, event, circumstance, development or occurrence that, individually or in the aggregate with all other changes, events, circumstances, developments and occurrences, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, assets, liabilities or results of operations of the “Sold Entities” (as defined in the Acquisition Agreement), taken as a whole, excluding any change, event, circumstance, development or occurrence to the extent resulting from, arising out of or relating to (i) the Acquisition Agreement (including the execution and announcement thereof) or the transactions contemplated thereby, (ii) changes or conditions affecting the natural gas transportation, gathering and processing industry generally, (iii) changes in oil or natural gas commodity prices, (iv) changes in economic, market, financial, regulatory or political conditions generally, (v) acts of war, terrorism, earthquakes, hurricanes, tornadoes or other natural disasters, (vi) changes in “Applicable Law” (as defined in the Acquisition Agreement) or “GAAP” (as defined in the Acquisition Agreement), (vii) seasonal fluctuations affecting any of the Sold Entities or the natural gas transportation, gathering and processing industry generally, (viii) the failure of any Sold Entity to meet any internal forecasts or budgets for any period prior to, on or after the date of the Acquisition Agreement (provided that any change, event, circumstance, development or occurrence underlying such failure that is not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether a Material Adverse Effect has occurred) or (ix) any change in the price of the “Common Units” (as defined in the Acquisition Agreement) on the “New York Stock Exchange” (as defined in the Acquisition Agreement), except to the extent any of the changes, events, circumstances, developments or occurrences referred to in clauses (ii), (iii), (iv), (v), (vi) or (vii) above materially and disproportionately impact the Sold Entities, taken as a whole, as compared to other companies in the industries in which the Sold Entities operate (in which event only the extent of such material and disproportionate impact over the extent of the impact on such other companies may be taken into account in determining whether a Material Adverse Effect has occurred) or (b) the ability of Seller or the “Selling Subsidiaries” (as defined in the Acquisition Agreement) to perform their respective obligations under or arising out of the Acquisition Agreement or the other “Transaction Documents” (as defined in the Acquisition Agreement) (other than the “Glen Rose Lease” (as defined in the Acquisition Agreement)) and to consummate the transactions contemplated thereby and by the Acquisition Agreement, except to the extent relating to those matters set forth in Section 1.01 of the “Seller Disclosure Schedules” (as defined in the Acquisition Agreement).

“Material Indebtedness” shall mean (a) with respect to the Borrower or the Company, Indebtedness (other than Loans) of the Borrower or the Company in an aggregate principal amount exceeding U.S. $4.0 million, and (b) with respect to KGS or any of its Subsidiaries, Indebtedness of KGS and/or such Subsidiary in an aggregate principal amount exceeding U.S. $20.0 million.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA and in respect of which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Net Debt” at any date shall mean Debt of the Borrower and the Company on such date minus cash and Permitted Investments of the Borrower and the Company in an amount not to exceed U.S. $5.0 million, to the extent the same (t) is not required to be used to prepay Loans pursuant to Section 2.09(b) or 2.09(c), (u) does not represent the proceeds of Permitted Cure Securities or cash contributions described in Section 7.02, (v) does not constitute Available Cash or amounts on deposit in the Earn-Out Account or the Initial Interest Account, (w) is not being held as cash collateral (other than as Collateral for the Facilities), (x) does not constitute escrowed funds for any purpose, (y) does not represent a minimum balance requirement and (z) is not subject to other restrictions on withdrawal.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the Borrower or the Company (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets) to any Person of any asset or assets of the Borrower or the Company (other than those pursuant to Section 6.05(a), (b), (c), (e), (f), (g), or (h)) net of (i) attorneys’ fees, accountants’ fees, investment banking fees, sales commissions, transfer taxes, required debt payments and required payments of other obligations relating to the applicable asset (other than pursuant hereto or pursuant to Permitted Junior Debt) and any cash reserve for adjustment in respect of the sale price of such asset established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) Taxes paid or payable as a result thereof; provided that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed U.S. $250,000 and (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed U.S. $500,000; and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or the Company of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any of its Affiliates shall be disregarded, except for financial advisory fees customary in type and amount paid to Affiliates of the Sponsors.

“NGA” shall have the meaning assigned to such term in Section 3.08(b).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.17(c).

“Non-Debt Fund Affiliates” shall mean First Reserve Corporation, the Borrower and any other Affiliate of the Borrower other than any Debt Fund Affiliates.

“Non-U.S. Lender” shall have the meaning assigned to such term in Section 2.15(e).

“Obligations” shall mean all amounts owing to any of the Agents, any Lender, any Depositary Bank or any other Secured Party pursuant to the terms of this Agreement or any other Loan Document, or to any Cash Management Bank or Specified Swap Counterparty pursuant to the terms of any Secured Cash Management Agreement or Secured Swap Agreement or to the Depositary Bank pursuant to the terms of any agreement entered into by any Loan Party with respect to the Cash Collateral Account, the Initial Interest Account or the Earn-Out Account, respectively, or pursuant to the terms of any Guarantee thereof, including, without limitation, with respect to any Loan, Secured Cash Management Agreement, Secured Swap Agreement or other agreement, together with the due and punctual performance of all other obligations of the Borrower and the other Loan Parties under or pursuant to the terms of this Agreement, the other Loan Documents, any Secured Cash Management Agreement, any Secured Swap Agreement or any agreement entered into by any Loan Party with respect to the Cash Collateral Account, the Initial Interest Account or the Earn-Out Account, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, intangible taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

“Parent Company” shall have the meaning assigned to such term in clause (a) of the definition of “Change in Control”.

“Parent Credit Facilities” shall mean that certain Amended and Restated Credit Agreement, dated as of February 9, 2007, among Quicksilver Resources Inc., the financial institutions party thereto, JPMorgan Chase Bank, N.A., as global administrative agent, and the other agents party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Parent Subordinated Note” shall mean that certain Subordinated Promissory Note, dated as of August 10, 2007, made by KGS payable to the order of Quicksilver Resources Inc. and purchased by the Borrower in connection with the Acquisition.

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Partnership Group” shall have the meaning assigned to such term in the Limited Partnership Agreement.

“Partnership Transaction” shall mean any sale, transfer or disposition of limited partnership interests of KGS permitted pursuant to Section 6.05(d), any sale, transfer or other disposition of Equity Interests in the General Partner permitted pursuant to Section 6.05(i), any sale, transfer or disposition of general partnership interests of KGS permitted pursuant to Section 6.13 and any issuance of Equity Interests by the General Partner permitted pursuant to Section 6.13.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Annex I to the Collateral Agreement or any other form approved by the Collateral Agent.

“Permitted Cure Security” shall mean (i) a common equity security of the Borrower or, if the proceeds of such security are contributed to the Borrower, a Parent Company or (ii) other equity securities having no mandatory redemption, repurchase or similar requirements prior to 91 days after the later of the Term Loan Maturity Date and any Incremental Maturity Date with respect to any Additional Term Loan Tranche that is in effect on the date such security is issued, upon which all dividends or distributions (if any) shall be payable solely in additional shares of such equity security.

“Permitted Holder” shall mean each of the Sponsors and the Sponsor Affiliates.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof, or any foreign country recognized by the United States of America, having capital, surplus and undivided profits in excess of U.S. $250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least U.S. $500.0 million; and

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of the total assets of the Borrower and the Company on a consolidated basis as of the end of the Borrower’s most recently completed fiscal year.

“Permitted Junior Debt” shall mean (a) unsecured subordinated Indebtedness issued or incurred by the Borrower and (b) unsecured senior Indebtedness issued by the Borrower, (i) the terms of which, in the case of each of clauses (a) and (b), (1) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is six months after the Term Loan Maturity Date (or such later date that is the latest final maturity date of any incremental extension of credit under this Agreement), (2) provide for covenants and events of default customary for Indebtedness of a similar nature as such Permitted Junior Debt and (3) in the case of unsecured subordinated Indebtedness, provide for subordination of payments in respect of such Indebtedness to the Obligations and guarantees thereof under the Loan Documents customary for high yield securities and (ii) in the case of each of clauses (a) and (b), in respect of which no Subsidiary of the Borrower that is not an obligor under the Loan Documents is an obligor; provided that immediately prior to and after giving effect on a Pro Forma Basis to any incurrence of Permitted Junior Debt, no Event of Default shall have occurred and be continuing or would result therefrom.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such Permitted Refinancing Indebtedness, with the covenant contained in Section 6.10 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower, (b) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest, breakage costs and premium thereon), (c) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (e) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced, and (f) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trusts, or government or any agency or political subdivision thereof.

“Plan” shall mean with respect to any Person resident in the United States, any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA and in respect of which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(b).

“Pledged Collateral”, with respect to particular Collateral, shall have the meaning assigned to such term in the Collateral Agreement applicable to such Collateral.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Prior Liens” shall mean Liens permitted pursuant to Section 6.02 other than Liens permitted pursuant to clauses (b), (h), (q), (s) and (t) of Section 6.02.

“Pro Forma Basis” shall mean, as to any Person, for any events as described in clauses (a) and (b) below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”):

(a) in making any determination of Available Cash on a Pro Forma Basis, pro forma effect shall be given to any Asset Disposition (other than any Partnership Transaction), any Asset Acquisition and any Partnership Transaction (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04, 6.05 or 6.13), in each case that occurred during the Reference Period (or, unless the context otherwise requires, occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Disposition (other than any Partnership Transaction), Asset Acquisition or Partnership Transaction is consummated); and

(b) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) incurred or permanently repaid during the Reference Period shall be deemed to have been incurred or repaid at the beginning of such period and (y) Interest Expense of such Person attributable to interest on any Indebtedness for which pro forma effect is being given as provided in preceding clause (x) bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and, for any fiscal period ending on or prior to the first anniversary of an Asset Acquisition or Asset Disposition (other than any Partnership Transaction) (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such Asset Acquisition, Asset Disposition (other than any Partnership Transaction) or other similar transaction, to the extent that the Borrower delivers to the Administrative Agent (i) a certificate of a Financial Officer of the Borrower setting forth such operating expense reductions and other operating improvements or synergies and (ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies.

“Projections” shall mean the projections of the Borrower and its Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of its Subsidiaries prior to the Closing Date.

“Public Lender” shall have the meaning assigned to such term in Section 9.17.

“PUHCA” shall have the meaning assigned to such term in Section 3.08(b).

“Quarterly Payment Date” shall mean the day which is 5 Business Days after the 45th day after the end of any fiscal quarter of the Borrower. The first Quarterly Payment Date shall be February 22, 2011.

“Real Property” shall mean, collectively, all right, title and interest of the Borrower or any other Loan Party in and to any and all parcels of real property leased by the Borrower or any other Loan Party together with all improvements and appurtenant fixtures, easements, other property and rights incidental to the lease or operation thereof.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Rejection Notice” shall have the meaning assigned to such term in Section 2.09(d).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the Environment.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan.

“Required Lenders” shall mean, at any time, Lenders having Loans and Commitments outstanding that, taken together, represent more than 50% of the sum of all Loans and Commitments outstanding. The Loans and Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time and the Loans and Commitments of any Non-Debt Fund Affiliate shall, for purposes of this definition, be subject to Section 9.22.

“Required Percentage” shall mean, with respect to any Excess Cash Flow Period occurring, (i) 75%, if the Leverage Ratio at the end of such Excess Cash Flow Period is greater than or equal to 4.00 to 1.00, (ii) 50%, if the Leverage Ratio at the end of such Excess Cash Flow Period is less than 4.00 to 1.00 but greater than or equal to 3.25 to 1.00, and (iii) 25%, if the Leverage Ratio at the end of such Excess Cash Flow Period is less than 3.25 to 1.00.

“Responsible Officer” of any Person shall mean any executive officer, Financial Officer, director, general partner, managing member or sole member of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services, Inc., a division of The McGraw-Hill Companies, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Parties”, with respect to a Collateral Agreement, shall have the meaning ascribed to such term in such Collateral Agreement, and collectively shall mean all such parties.

“Secured Swap Agreement” means any Swap Agreement permitted under this Agreement that is entered into by and between the Borrower and any Specified Swap Counterparty.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Collateral Agreement, the Control Agreements and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing, the Collateral and Guarantee Requirement or Section 5.10.

“Seller” shall have the meaning assigned to such term in the second recital hereto.

“Specified Acquisition Agreement Representations” shall mean such of the representations and warranties relating to the Company in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the Acquisition Agreement or a right to not consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Specified Swap Counterparty” shall mean any Person that, at the time it enters into a Swap Agreement, is a Lender, an Agent or a Joint Lead Arranger or an Affiliate of a Lender, an Agent or a Joint Lead Arranger, in its capacity as a party to such Swap Agreement.

“Specified Representations” shall mean the representations and warranties set forth in Sections 3.01, 3.02(a), 3.02(b)(i)(A) (solely to the extent such conflict has resulted in a Material Adverse Effect (as defined in the Acquisition Agreement)), 3.02(b)(i)(B), 3.03, 3.09, 3.10, 3.16 and 3.21.

“Sponsor Affiliate” shall mean (i) each Affiliate of a Sponsor that is neither a portfolio company nor a company controlled by a portfolio company and (ii) each general partner of a Sponsor or Sponsor Affiliate who is a partner or employee of First Reserve Corporation.

“Sponsors” shall have the meaning assigned to such term in the first recital hereto.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(d).

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association, joint venture, limited liability company or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person.

“Supplemental Collateral Agent” shall have the meaning assigned to such term in Section 8.13(a).

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Syndication Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all additions to tax, interest and penalties related thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or with outstanding Term Loans.

“Term Loan Commitment” shall mean, with respect to any Lender, the amount set forth on Schedule 2.01 under the heading Term Loan Commitment. The aggregate amount of the Term Loan Commitments on the Closing Date is U.S. $180,000,000.

“Term Loan Facility” shall mean the Term Loan Commitments and the Term Loans made hereunder.

“Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.08(a).

“Term Loan Maturity Date” shall mean October 1, 2016 (or if such date is not a Business Day, the next succeeding Business Day, unless such Business Day is in the next calendar month, in which case the next preceding Business Day).

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Test Period” shall mean, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date.

“Transaction Documents” shall mean the Acquisition Documents and the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur on, prior to or immediately after the Closing Date pursuant to the Transaction Documents, including (a) the consummation of the Acquisition; (b) the execution and delivery of the Loan Documents and the initial borrowings hereunder; (c) the Equity Financing; and (d) the payment of all fees and expenses owing in connection with the foregoing.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted Eurodollar Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect in the applicable jurisdiction.

“Upfront Closing Fees” shall have the meaning assigned to such term in Section 2.10(b).

“U.S. Dollars” or “U.S. $” shall mean the lawful currency of the United States of America.

“U.S.A. PATRIOT Act” shall have the meaning assigned to such term in Section 3.08(a).

“Wholly Owned Subsidiary” of any Person shall mean a Subsidiary of such Person all of the Equity Interests of which (other than, directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned, directly or indirectly, by such Person or any other Wholly Owned Subsidiary of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Differential” shall have the meaning specified in Section 2.18(a).

Section 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that, notwithstanding the foregoing, upon and following the acquisition of any business or new Subsidiary by the Borrower in accordance with this Agreement, in each case that would not constitute a “significant subsidiary” for purposes of Regulation S-X, financial items and information with respect to such newly-acquired business or Subsidiary that are required to be included in determining any financial calculations and other financial ratios contained herein for any period prior to such acquisition shall not be required to be in accordance with GAAP so long as the Borrower is able to reasonably estimate pro forma adjustments in respect of such acquisition for such prior periods, and in each case such estimates are made in good faith and are factually supportable.

Section 1.03. Effectuation of Transfers. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

ARTICLE II

THE CREDITS

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender party hereto on the Closing Date agrees to make Term Loans to the Borrower in the applicable amount set forth opposite its name on Schedule 2.01 on the Closing Date in U.S. Dollars in an aggregate principal amount that will not result in the aggregate amount of such Lender’s Term Loans exceeding such Lender’s Term Loan Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. The Term Loan Facility shall be made available as ABR Loans and Eurodollar Loans.

Section 2.02. Loans and Borrowings. (a) Each Loan to the Borrower shall be made as part of a Borrowing consisting of Loans of the same Type and in the same currency made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and not joint and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.

(c) Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Interest Periods in respect of Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date or any Incremental Maturity Date, as applicable.

Section 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Borrowing consisting of Eurodollar Loans, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of a Borrowing consisting of ABR Loans, not later than 12:00 noon, New York City time, one (1) Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly (but in any event on the same day) by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of the requested Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d) in the case of a Borrowing consisting of a Eurodollar Loan, the initial Interest Period to be applicable thereto; and

(e) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it to the Borrower hereunder on the proposed date thereof by wire transfer of immediately available funds, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to such account of the Borrower as is designated by the Borrower in the Borrowing Request.

(b) Unless the Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect, in the case of a Borrowing to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly (but in any event on the same day) by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election.

If any such Interest Election Request made by the Borrower requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to one of its Eurodollar Borrowings prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, the Borrower shall be deemed to have converted such Borrowing to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders (unless such Event of Default is an Event of Default under Section 7.01(h) or (i), in which case no such request shall be required), so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06. Termination of Commitments. The parties hereto acknowledge that the Term Loan Commitments will terminate at 5 p.m. New York City time on the Closing Date.

Section 2.07. Evidence of Debt . (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note substantially in the form of Exhibit G-1 or Exhibit G-2, as applicable. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including, to the extent requested by any assignee, after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.08. Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan made to the Borrower on such dates and in such amounts as provided in this Section. Subject to adjustment pursuant to paragraph (c) of this Section 2.08, (i) the Borrower shall repay on each Quarterly Payment Date (each such date being referred to as a “Term Loan Installment Date”) an amount equal to U.S. $450,000 and (ii) the Borrower shall repay on the Term Loan Maturity Date all remaining amounts of the Term Loans then outstanding. All payments on account of the Term Lenders in respect of this Section 2.08(a) shall be applied to the Term Lenders on a pro rata basis. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Incremental Lender, on each Incremental Term Loan Installment Date, a principal amount of the Incremental Term Loans (as adjusted from time to time pursuant to the terms hereof) equal to the amount set forth for such date in the applicable documentation documenting such Incremental Term Loans, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. All payments on account of the Incremental Lenders in respect of this Section 2.08(a) shall be applied to the Incremental Lenders on a pro rata basis.

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, and to the extent not previously paid, all Incremental Term Loans shall be due and payable on the applicable Incremental Maturity Date in respect thereof.

(c) Prepayment of the Loans (i) pursuant to Section 2.09(b) or 2.09(c), respectively, shall be applied, first, in direct order of maturity to all amortization payments in respect of the Loans due in the immediately succeeding 24 month period from the date of such prepayment, and second, on a pro rata basis to the remaining amortization payments in respect of the Loans, and (ii) from any optional prepayments pursuant to Section 2.09(a) shall be applied to the remaining amortization payments in respect of the Loans as directed by the Borrower, and all such payments pursuant to clause (i) and (ii) shall be applied ratably among the Lenders (other than the Lenders that reject such payment pursuant to Section 2.09(d)) and shall be applied on a pro rata basis as between the Term Loans and the Incremental Term Loans, if any.

(d) Prior to any repayment of any Borrowing under any applicable Facility hereunder, the Borrower shall select the Borrowing or Borrowings under the Facility to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 2:00 p.m., New York City time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurodollar Borrowing, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.

Section 2.09. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay Loans in whole or in part (but subject to Section 2.14 and Section 2.09(e)), in an aggregate principal amount that is an integral multiple of U.S. $1.0 million and not less than U.S. $1.0 million or, if less, the amount outstanding, subject to prior notice in the form of Exhibit B hereto provided in accordance with Section 2.08(d).

(b) The Borrower shall apply all Net Proceeds promptly upon (and in any event within three Business Days of) receipt thereof by the Borrower or the Company to prepay Loans made to the Borrower in accordance with paragraph (c) of Section 2.08. The Borrower shall apply all proceeds of Permitted Cure Securities or cash contributions described in Section 7.02 promptly upon (and in any event within three Business Days of) receipt thereof to prepay Loans made to the Borrower in accordance with paragraph (c) of Section 2.08. The Borrower shall apply all cash consideration received by any Person in connection with a sale, transfer or disposition of general partnership interests of KGS permitted under Section 6.13(d) (net of (i) attorneys’ fees, accountants’ fees, investment banking fees, sales commissions, transfer taxes, required debt payments and required payments of other obligations relating to such general partnership interests (other than pursuant hereto or pursuant to Permitted Junior Debt) and any cash reserve for adjustment in respect of the sale price of such general partnership interests established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) Taxes paid or payable as a result thereof) and in connection with an issuance of Equity Interests of the General Partner permitted under Section 6.13(d) (net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance) promptly upon (and in any event within three Business Days of) receipt thereof by any Person to prepay Loans made to the Borrower in accordance with paragraph (c) of Section 2.08, it being understood and agreed that in determining the amount of the prepayment required pursuant to this sentence, fees, commissions and other costs and expenses payable to the Borrower or any of its Affiliates shall be disregarded, except for financial advisory fees customary in type and amount paid to Affiliates of the Sponsors.

(c) Not later than each Quarterly Payment Date, the Borrower shall calculate Excess Cash Flow for the Excess Cash Flow Period most recently ended prior thereto and the Borrower shall apply to prepay the Loans in accordance with paragraph (c) of Section 2.08 an aggregate amount equal to (i) the Required Percentage of such Excess Cash Flow, less (ii) (A) any voluntary prepayments of Loans during such Excess Cash Flow Period, and (B) any voluntary prepayment permitted hereunder of Indebtedness of the Borrower or the Company (other than revolving loans or other revolving extensions of credit) with cash during such Excess Cash Flow Period to the extent not financed using the proceeds of the incurrence of Indebtedness or the issuance of Equity Interests. Not later than five (5) Business Days after the end of each Excess Cash Flow Period, the Borrower will deliver to the Administrative Agent a certificate signed by a Financial Officer of the Borrower setting forth the amount, if any, of Excess Cash Flow for such Excess Cash Flow Period and the calculation thereof in reasonable detail.

(d) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made by the Borrower pursuant to paragraph (b) or (c) of this Section 2.09 at least five (5) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of the

Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment. Each Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to paragraph (b) or (c) of this Section 2.09 by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York City time) three (3) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Loans. Any Declined Proceeds shall be retained by the Borrower in the Cash Collateral Account and be applied by the Borrower in accordance with clause (ix) of Section 2.20(c) or otherwise shall remain in the Cash Collateral Account for further application in accordance with the terms of Section 2.20(c).

(e) Upon (i) any optional prepayments pursuant to Section 2.09(a), (ii) any mandatory prepayment pursuant to Section 2.09(b) required as a result of the receipt of Net Proceeds pursuant to clause (b) of the definition of Net Proceeds or (iii) any refinancing of any outstanding Loans pursuant to an amendment permitted under Section 9.08 (including paragraph (e) thereof), in each case, the Borrower shall pay to the Lenders (other than those Lenders that reject such payment pursuant to Section 2.09(d)) a non-refundable prepayment fee equal to (x) if on or prior to the 12-month anniversary of the Closing Date, 3.00% of the aggregate principal amount of such prepayment or the aggregate principal amount of the loans repriced (or effectively refinanced), (y) if after the 12-month anniversary of the Closing Date but on or prior to the 24-month anniversary of the Closing Date, 2.00% of the aggregate principal amount of such repayment or the aggregate principal amount of the loans repriced (or effectively refinanced) and (z) if after the 24-month anniversary of the Closing Date but prior to the 36-month anniversary of the Closing Date, 1.00% of the aggregate principal amount of such prepayment or the aggregate principal amount of the loans repriced (or effectively refinanced).

Section 2.10. Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the administrative fee set forth in clause (b) of the second paragraph of the Fee Letter at the times specified therein (the “Administrative Agent Fees”).

(b) The Borrower agrees to pay on the Closing Date to the Lenders party to this Agreement as Lenders on the Closing Date, as fee compensation for the funding of such Lenders’ Loans, closing fees (collectively, the “Upfront Closing Fees”) in an amount equal to 2.00% of the aggregate principal amount of the Term Loan Commitments on the Closing Date, payable to each such Lender from the proceeds of the Loans as and when funded on the Closing Date. Such Upfront Closing Fees shall be allocated among the Lenders party to this Agreement as Lenders on the Closing Date ratably in accordance with the stated principal amount of each such Lender’s Loans as of the Closing Date. Such Upfront Closing Fees will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(c) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.11. Interest. (a) The Borrower shall pay interest on the unpaid principal amount of each ABR Loan made to the Borrower at the Alternate Base Rate plus the Applicable Margin.

(b) The Borrower shall pay interest on the unpaid principal amount of each Eurodollar Loan made to the Borrower at the Adjusted Eurodollar Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Borrower shall pay interest on such overdue amount, after as well as before judgment, at a rate per annum equal to (x) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (y) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans in paragraph (a) of this Section; provided that this paragraph (c) shall not apply to any Default or Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable by the Borrower in arrears on each Interest Payment Date for such Loan, and on the Term Loan Maturity Date or the applicable Incremental Maturity Date, as applicable; provided that (x) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (y) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to its stated maturity), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (z) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All computations of interest shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable pursuant to this Section, and (i) if based on the Alternate Base Rate as calculated based on the Prime Rate, a year of 365 days or 366 days, as the case may be; or (ii) if based on the Alternate Base Rate (other than as calculated based on the Prime Rate) or the Eurodollar Rate, on the basis of a year of 360 days.

(f) Notwithstanding anything to the contrary herein, until the date that is the earlier of (x) 30 days after the Closing Date and (y) the completion of the syndication of the Loans and Commitments under this Agreement (as determined by the Joint Lead Arrangers in their sole discretion), the Loans shall be maintained as either (1) Eurodollar Loans having an Interest Period of no longer than one month or (2) if applicable, Base Rate Loans.

Section 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto, and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.13. Increased Costs . (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, FDIC insurance or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender (including a condition similar to the events described in clause (i) above in the form of a tax, cost or expense) (except, in each case (A) for Indemnified Taxes indemnified pursuant to Section 2.15 and Excluded Taxes and (B) for changes in the rate of tax on the overall rate of net income of such Lender);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) to the Borrower or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) (except, in each case (A) for Indemnified Taxes and Excluded Taxes and (B) for changes in the rate of tax on the overall rate of net income of such Lender), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered in connection therewith.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or any of the Loans made by such Lender or as a consequence of the Commitments to make any of the foregoing, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered in connection therewith.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.13, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurodollar Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in U.S. Dollars of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.15. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party, the Administrative Agent or any other Person acting on behalf of the Administrative Agent in regards to payments hereunder shall be required to deduct Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender as applicable, receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes and Other Taxes been made, (ii) such Loan Party if required to deduct any such Taxes shall make such deductions and (iii) such Loan Party, if required to deduct any such Taxes, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any Other Taxes payable on account of any obligation of such Loan Party and upon the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (other than Indemnified Taxes or Other Taxes resulting from gross negligence or willful misconduct of the Administrative Agent or such Lender and without duplication of any amounts indemnified under Section 2.15(a)) paid by the Administrative Agent or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party under, or otherwise with respect to, any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that a certificate as to the amount of such payment or liability and setting forth in reasonable detail the basis and calculation for such payment or liability delivered to such Loan Party by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error of the Lender or the Administrative Agent, as applicable.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent two copies of U.S. Internal Revenue Service Form W-8BEN (claiming the benefits of an applicable income tax treaty), W-8EXP, W-8IMY (together with any required attachments) or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender (with any other required forms attached) claiming complete exemption from or a reduced rate of U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Each Lender that is not a Non-U.S. Lender shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent two copies of U.S. Internal Revenue Service Form W-9, properly completed and duly executed by such Lender, claiming complete exemption (or otherwise establishing an exemption) from U.S. backup withholding on all payments under this Agreement and the other Loan Documents. Such forms shall be delivered by each Lender, to the extent it may lawfully do so, on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Lender, to the extent it may lawfully do so, shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower or the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Without limiting the foregoing, any Lender that is entitled to an exemption from or reduction of withholding Tax otherwise indemnified against by a Loan Party pursuant to this Section 2.15 with respect to payments under any Loan Document shall deliver to the Borrower or the relevant Governmental Authority (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the Borrower or the Administrative Agent to permit such payments to be made without such withholding tax or at a reduced rate; provided that in such Lender’s judgment such completion, execution or submission would not materially prejudice such Lender.

(f) If the Administrative Agent or a Lender determines, in good faith and in its sole discretion, that it has received a refund of Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.15 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the

Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or such Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

Section 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan shall in each case be made in the currency in which such Loan was made. All payments of other amounts due hereunder or under any other Loan Document shall be made in U.S. Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary of the Borrower (as to which this paragraph (c) shall apply, except in the case of any assignment to the Borrower or any Subsidiary of the Borrower made pursuant to an offer made to all Lenders in accordance with the terms of Section 9.04(e)(2) (in which case this paragraph (c) shall not apply to those Lenders who have rejected such offer)). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment by the Borrower is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.17. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.17 shall be deemed to prejudice any rights that any Loan Party may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that, (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (including any such Obligation pursuant to Section 2.09(e)) and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

Section 2.18. Increase in Commitments. (a) Incremental Commitments. No more than two (2) times following the earlier of (x) the completion of the syndication of the Term Loan Facility (as reasonably determined by the Administrative Agent) and (y) 90 days after the Closing Date and prior to the Term Loan Maturity Date, the Borrower may by written notice to the Administrative Agent elect to request an increase to the Commitments (any such increase, the “Incremental Commitments”), by an amount not in excess of U.S. $72.0 million in the aggregate or a lesser amount not to exceed any Earn-Out Payment then due and payable. Such notice shall specify the date (an “Increased Amount Date”) on which the Borrower proposes that the Incremental Commitments and the date the Incremental Term Loans shall be made available, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent. The Borrower shall notify the Administrative Agent in writing of the identity of each Lender or other financial institution reasonably acceptable to the Administrative Agent (each, an “Incremental Lender”) to whom the Incremental Commitments have been (in accordance with the prior sentence) allocated and the amounts of such allocations; provided that (x) any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide a Incremental Commitment; it being understood that no Lender is committing to provide any Incremental Commitment until such time as such Lender agrees in writing to provide all or a portion of the Incremental Commitment and then only to the extent that such commitment complies with the requirements of Regulation U and Regulation X and (y) any such allocation to the Borrower or any of its Affiliates (including any Designated Lender) shall be subject to the terms of Section 9.04(e) and 9.22. Such Incremental Commitments shall become effective as of such Increased Amount Date, and such new Loans in respect thereof (“Incremental Term Loans”) shall be made on such Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Incremental Commitments and Incremental Term Loans; (ii) the representations and warranties contained in Article III and the other Loan Documents shall be true and correct in all material respects on and as of the Increased Amount Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date; (iii) the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such Incremental Commitments and Incremental Term Loans, with the covenants contained in Section 6.10 and Section 6.11 recomputed as at the last day of the most recently ended fiscal quarter of the Borrower; (iv) the Leverage Ratio shall be less than 5.75 to 1.00 calculated on a Pro Forma Basis after giving effect to such Incremental Commitments and Incremental Term Loans, as of the last day of the most recently ended fiscal quarter in respect of the Borrower, (v) such increase in the Incremental Commitments shall be evidenced by one or more joinder agreements executed and delivered to the Administrative Agent by each Incremental Lender, as applicable, and each shall be recorded in the register, each of which shall be reasonably satisfactory to the Administrative Agent and subject to the requirements set forth in Section 2.15(e); (vi) the Borrower shall make any payments required pursuant to Section 2.14 in connection with the provisions of the Incremental Commitments; (vii) if the initial yield (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the Adjusted Eurodollar Rate on such Incremental Term Loans, (y) if such Incremental Term Loans are initially made at a discount or the Lenders making the same receive an upfront fee from the Borrower or any Subsidiary for doing so (the amount of such discount or upfront fee, expressed as a percentage of the Incremental Term Loans, being referred to herein as the “Incremental Upfront Fee”) and (z) interest rate floors applicable to such Incremental Term Loans (or, in the event that there are no interest rate floors applicable to such Incremental Term Loans or the interest rate floors applicable to such Incremental Term Loans are less than the interest rate floors applicable to the Term Loans, the Adjusted Eurodollar Rate (taking into account the interest rate floors, if any, applicable to such Incremental Term Loans) applicable to such Incremental Term Loans for a one-month Interest Period commencing on the applicable Increased Amount Date)) of any Incremental Term Loans exceeds the initial yield of the Term Loans (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the Adjusted Eurodollar Rate on the Term Loans, (y) the Upfront Closing Fee and (z) interest rate floors applicable to the Term Loans (or, in the event that there are no interest rate floors applicable to such Incremental Term Loans or the interest rate floors applicable to such Incremental Term Loans are less than the interest rate floors applicable to the Term Loans, the Adjusted Eurodollar Rate (taking into account the interest rate floors applicable to the Term Loans) applicable to the Term Loans for a one-month Interest Period commencing on the applicable Increased Amount Date)) by more than 25 basis points (the amount of such excess being referred to herein as the relevant “Yield Differential”)), then each Applicable Margin for each adversely affected existing Term Loan, as applicable, shall automatically be increased by the Yield Differential, effective upon the making of the Incremental Term Loan or the providing of the Incremental Commitment, as the case may be, (viii) neither the maintaining of the Loans nor the commitment to make (or the making of) the Incremental Term Loan and the granting and maintaining of the security interest in connection with the obligations created thereby, will, whether directly or indirectly, and whether immediately, incidentally or ultimately be a violation of, or inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X, and the Borrower will furnish to the Administrative Agent and each Lender a purpose statement in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U, and (ix) the proceeds of any Incremental Term Loans shall be used solely to make earn-out payments (“Earn-out Payments”), if any, due and payable pursuant to the terms of the Acquisition Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any joinder agreements in connection with any Incremental Commitments as described in the preceding sentence, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Commitments and the Incremental Term Loans evidenced thereby, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments without the consent of any Lender that is not provided such Incremental Commitment or Incremental Term Loans.

(b) Subject to the satisfaction of the foregoing terms and conditions, any loans made in respect of any such Incremental Commitment may be made, at the option of the Borrower, as either (i) an incremental Term Loan Commitment, in which case such Incremental Commitment shall be deemed for all purposes a Term Loan Commitment, and (r) each loan made thereunder shall be deemed, for all purposes, a Term Loan, (s) each Incremental Lender shall become a Term Lender with respect to the Term Loan Commitments and all matters relating thereto and (t) the Incremental Term Loans shall have the same terms as the existing Term Loans and be made by each Incremental Lender on the Increased Amount Date, or (ii) a new tranche of term loans (an “Additional Term Loan Tranche”) in a separate Facility (the “Incremental Term Loan Facility”); provided that any Additional Term Loan Tranche (x) shall not mature prior to the Term Loan Maturity Date and shall have a weighted average life to maturity that is no shorter than the weighted average life to maturity of the Term Loan Facility, (y) the interest rates applicable to such Additional Term Loan Tranche shall be determined by the Borrower and the Incremental Lenders and (z) the Additional Term Loan Tranche shall be on terms and pursuant to documentation to be determined by the Borrower and the Incremental Lenders and in any event pursuant to documentation applicable to and consistent with the Term Loan Facility, provided that to the extent such terms and documentation are not consistent with the Term Loan Facility, except to the extent provided by sub-clauses (x) and (y) above, they shall be reasonably satisfactory to the Administrative Agent.

(c) All Incremental Term Loans made on any Increased Amount Date will be made in accordance with the procedures set forth in Section 2.03.

(d) The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of an Increased Amount Date and, in respect thereof, the Incremental Commitments and the Incremental Lenders.

(e) As a condition precedent to the Borrower’s incurrence of additional Indebtedness pursuant to this Section 2.18, the Borrower shall, and shall cause the Company to, enter into, and deliver to the Administrative Agent and the Collateral Agent, reaffirmations of the guarantees and the security interests and Liens granted by the Loan Parties under the Collateral Documents in a form reasonably satisfactory to the Administrative Agent and the Collateral Agent.

Section 2.19. Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurodollar Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all such Eurodollar Borrowings of such Lender to ABR Borrowings on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.20. Cash Receipts. (a) Establishment of Accounts. The Borrower shall establish (i) a deposit account (such deposit account, together with any successor or renumbered accounts, the “Cash Collateral Account”), (ii) a securities account (such securities account, together with any successor or renumbered accounts, the “Earn-Out Account”), and (iii) a deposit account (such deposit account, together with any successor or renumbered accounts, the “Initial Interest Account”, together with the Cash Collateral Account and the Earn-Out Account, the “Collateral Accounts”), in each case, with the Collateral Agent or an Affiliate of the Collateral Agent subject to a fully perfected first priority security interest and a Control Agreement in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations.

(b) Deposits into Accounts; Distribution of all Available Cash; Maintenance of Accounts. On the Closing Date, the Borrower shall deposit the Initial Interest Payment Amount into the Initial Interest Account. All Available Cash shall be deposited as and when it arises (without regard to whether the current fiscal period in which it arises has closed) directly to, and shall be retained in, the Cash Collateral Account, subject to Section 2.20(c). The Borrower shall cause each of the Company and the General Partner to distribute all Available Cash to the Borrower as and when such Available Cash is received by either the Company or the General Partner. All proceeds of any Incremental Term Loans and all withdrawals from the Cash Collateral Account pursuant to Section 2.20(c)(viii) below shall be deposited into the Earn-Out Account. Other than the Collateral Accounts, the Borrower shall not have any other deposit accounts or securities accounts (other than an account into which it may deposit (i) any Cash Flow Available for Restricted Payments permitted to be withdrawn pursuant to Section 2.20(c)(ix), (ii) any amounts withdrawn from the Initial Interest Account pursuant to the first proviso of Section 2.20(d)) and (iii) the proceeds of the Equity Interests (other than proceeds received as a result of the exercise of Cure Rights pursuant to Section 7.02) of the Borrower. The Borrower shall deposit in the Cash Collateral Account, as and when received, all cash and cash equivalents not required to be deposited in the Earn-Out Account or the Initial Interest Account (except the amounts referred to in clauses (i), (ii) and (iii) in the parenthetical in the immediately preceding sentence and, in the case of any such cash proceeds arising from (a) the incurrence, issuance or sale by the Borrower or the Company of any Indebtedness (other than Excluded Indebtedness) or (b) any loss, damage, destruction or condemnation of, or of any sale, transfer or other disposition to any Person of, any asset or assets of the Borrower or the Company (other than those pursuant to Section 6.05(a), (b), (c), (e), (f), (g), or (h)), any amount permitted to be netted therefrom pursuant to the definition of “Net Proceeds”)).

(c) Withdrawals from the Cash Collateral Account. Amounts in the Cash Collateral Account shall be disbursed as directed by the Borrower (which disbursements shall be described in a certificate executed and delivered by a Responsible Officer of the Borrower to the Administrative Agent and the Collateral Agent at the time of such disbursement detailing the amounts and Persons paid in accordance with the following clauses (i) through (ix) (such certificate, a “Collateral Account Withdrawal Certificate”)), to the extent available at the following times and in the following order of priority (with no payment referred to in each clause below being made until all amounts referred to in the clauses preceding it have been made) or, upon the occurrence and during the continuance of a Default or an Event of Default, by the Administrative Agent or the Collateral Agent against the Obligations of the Borrower that are then due and payable to the Agents, the Lenders and the other Secured Parties, in the order set forth in clauses (ii) through (vi) below (with no payment referred to in each such clause below being made until all amounts referred to in such clauses preceding it have been made), followed by the payment of all other Obligations of the Borrower that are then due and payable to the Agents, the Lenders and the other Secured Parties on a ratable basis:

(i) first, absent a Default or Event of Default, from time to time, to the extent necessary to pay (x) operating expenses and corporate overhead, if any, of the Borrower or any parent company of the Borrower that are directly attributable to the Borrower that have become due and payable and have not yet been paid, provided, that such disbursements shall not exceed U.S. $187,500 in the aggregate with respect to any fiscal quarter and (y) expenses or payments made by any Parent Company on behalf of the Partnership Group, including salary, bonus, incentive compensation and other amounts paid to any Person to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group, solely to the extent that (1) the General Partner was reimbursed therefor by KGS pursuant to the Limited Partnership Agreement and the General Partner distributed such amounts to the Borrower (whether directly or through the Company) and (2) such amounts have become due and payable and have not yet been paid and no prior distribution has been made pursuant to this clause (y) in respect thereof;

(ii) second, from time to time as necessary to pay as and when due the fees, expenses and other amounts (including fees, charges and disbursements of counsel of the Administrative Agent and the Collateral Agent) payable to the Administrative Agent and the Collateral Agent in their capacities as such and Obligations payable to the Depositary Bank, ratably among the parties owed such obligations in proportion to the respective amounts owed each;

(iii) third, from time to time as necessary to pay as and when due all fees, indemnities and other amounts (other than principal, interest or prepayment fees) payable to the Lenders under the Loan Documents;

(iv) fourth, from time to time as necessary to pay as and when due (x) the interest on the Loans hereunder and (y) scheduled (but not termination) payments then owing under Secured Swap Agreements, ratably among the parties owed such obligations in proportion to the respective amounts owed each;

(v) fifth, from time to time as necessary to pay as and when due the scheduled amortization on the Loans payable to the Lenders;

(vi) sixth, from time to time as necessary to pay as and when due (x) unpaid principal of the Loans then due and payable (excluding any scheduled amortization as described in clause (v) above, but including all mandatory prepayments on the Loans pursuant to Section 2.09 other than pursuant to Section 2.09(c)), together with all interest and fees then due thereon or in respect thereof and (y) termination payments then owing under Secured Swap Agreements, ratably among the parties owed such obligations in proportion to the respective amounts owed each;

(vii) seventh, on any Quarterly Payment Date, an amount necessary to pay as and when due all mandatory prepayments of the Loans pursuant to Section 2.09(c), together with all interest then due thereon;

(viii) eighth, on any Quarterly Payment Date, as necessary to fund the Earn-Out Account such that the amount from time to time on deposit and available therein is at least equal to the maximum aggregate amount of all Earn-Out Payments that could be required to be paid; provided that on and after the date on which all Earn-Out Payments have been made or it is otherwise determined that no further Earn-Out Payments are or will be due, (A) any amounts remaining in the Earn-Out Account shall be released and shall continue to the following clause (ix) and (B) no further deposits will be made into the Earn-Out Account; and

(ix) finally, on any Quarterly Payment Date, (X) absent a continuing Default or Event of Default, (Y) if after such distribution the Borrower is in pro forma compliance with the Financial Performance Covenants and (Z) only if all payments referred to above in clauses (i) though (viii) above have been made in full, on any Quarterly Payment Date all remaining amounts to the Borrower (any amount available to be disbursed to the Borrower pursuant to this clause (ix), the “Cash Flow Available for Restricted Payments”).

(d) Withdrawals from the Initial Interest Account. On or prior to February 22, 2011, amounts in the Initial Interest Account shall be disbursed as directed by the Borrower (which disbursements shall be described in a certificate executed and delivered by a Responsible Officer of the Borrower to the Administrative Agent and the Collateral Agent at the time of such disbursement detailing the amounts and Persons paid), to the Administrative Agent on account of the Lenders, from time to time as necessary to pay as and when due the interest on the Loans hereunder; provided, that, after February 22, 2011, provided no Default or Event of Default has occurred and is continuing, the Borrower shall be permitted to deliver a withdrawal certificate executed and delivered by the Borrower to the Administrative Agent and the Collateral Agent and direct the Depositary Bank to deposit any amounts remaining in the Initial Interest Account to an account as directed by the Borrower, agreeing that no further deposits will be made into the Initial Interest Account and directing the Collateral Agent to close such account; provided, further, that, upon the occurrence and during the continuance of a Default or an Event of Default, the Administrative Agent and the Collateral Agent may apply all amounts on deposit in the Initial Interest Account against the Obligations of the Borrower that are then due and payable to the Agents, the Lenders and the other Secured Parties, in the order set forth in clauses (ii) through (vi) of Section 2.20(c) (with no payment referred to in each such clause being made until all amounts referred to in such clauses preceding it have been made), followed by the payment of all other Obligations of the Borrower that are then due and payable to the Agents, the Lenders and the other Secured Parties on a ratable basis.

(e) Withdrawals from the Earn-Out Account. Amounts in the Earn-Out Account shall be disbursed as directed by the Borrower (which disbursements shall be described in a certificate executed and delivered by a Responsible Officer of the Borrower to the Administrative Agent and the Collateral Agent at the time of such disbursement detailing the amounts and Persons paid), to make Earn-Out Payments when such payments are due and payable in accordance with the Acquisition Agreement; provided, that, on and after the date on which all Earn-Out Payments have been made (whether from distributions from the Earn-Out Account or otherwise) or it is otherwise determined that no further Earn-Out Payments are or will be due, on the next Quarterly Payment Date, the Borrower shall be permitted to deliver a withdrawal certificate executed and delivered by the Borrower to the Administrative Agent and the Collateral Agent and direct the Depositary Bank to distribute any amounts remaining in the Earn-Out Account pursuant to clause (ix) of Section 2.20(c), or, if such distribution cannot be made pursuant to the terms of such clause (ix), to deposit such remaining amount into the Cash Collateral Account, agreeing that no further deposits will be made into the Earn-Out Account and directing the Collateral Agent to close such account; provided, further, upon the occurrence and during the continuance of a Default or an Event of Default, the Administrative Agent and the Collateral Agent may apply all amounts on deposit in the Earn-Out Account against the Obligations of the Borrower that are then due and payable to the Agents, the Lenders and the other Secured Parties, in the order set forth in clauses (ii) through (vi) of Section 2.20(c) (with no payment referred to in each such clause being made until all amounts referred to in such clauses preceding it have been made), followed by the payment of all other Obligations of the Borrower that are then due and payable to the Agents, the Lenders and the other Secured Parties on a ratable basis.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each of the Lenders with respect to itself and the Company that:

Section 3.01. Organization; Powers. Each of the Borrower and the Company (a) is duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization except for such failure to be in good standing which could not reasonably be expected to have a Material Adverse Effect (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02. Authorization; No Conflicts. The execution, delivery and performance by the Borrower and the Company of each of the Loan Documents to which it is a party, and the borrowings hereunder and the Transactions (a) have been duly authorized by all necessary corporate, stockholder, limited liability company or partnership action required to be obtained by the Borrower and the Company and (b) will not (i) violate any provision of (A) law, statute, rule or regulation, or (B) the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or the Company, any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any indenture, lease, agreement or other instrument to which the Borrower or the Company is a party or by which any of them or any of their respective property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, lease, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this clause (b), could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (c) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or the Company, other than the Liens created by the Loan Documents.

Section 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

Section 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions except for (a) the filing of UCC financing statements (or the filing of financing statements under any other local equivalent), (b) filings with the United States Patent and Trademark Office and the United States Copyright Office or, with respect to intellectual property which is the subject of registration or application for registration outside the United States, such applicable patent, trademark or copyright office or other intellectual property authority, or (c) such consents, authorizations, filings or other actions that have either (i) been made or obtained and are in full force and effect or (ii) are listed on Schedule 3.04, and (iii) such actions, consents, approvals, registrations or filings, the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect.

Section 3.05. Financial Statements. There has heretofore been furnished to the Lenders the following (and the following representations and warranties are made with respect thereto):

(a) The audited consolidated balance sheets as of December 31, 2007, December 31, 2008 and December 31, 2009 and the related audited consolidated statements of operations and retained earnings, comprehensive income and cash flows of KGS for the years ended December 31, 2007, December 31, 2008 and December 31, 2009 (which have heretofore been furnished to the Lenders), were prepared in accordance with GAAP applied not only during such periods but also as compared to the periods covered by the financial statements of KGS referred to in paragraph (b) of this Section 3.05 (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of KGS as of the dates thereof and its consolidated results of operations and cash flows for the period then ended.

(b) The unaudited interim consolidated balance sheet as of June 30, 2010, and the related statements of income, stockholders’ equity and cash flows of KGS for each completed fiscal quarter since the date of the most recent audited financial statements and ending 45 days prior to the Closing Date were prepared in accordance with GAAP consistently applied not only during such periods but also as compared to the periods covered by the financial statements of KGS referred to in paragraph (a) of this Section 3.05 (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of KGS as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments).

(c) The pro forma consolidated balance sheet of the Borrower as of June 30, 2010, and related pro forma statement of income of the Borrower for the 12 month period then ended, prepared giving effect to the Transactions as if the Transactions had occurred on such date. Such pro forma consolidated balance sheet and income statement (i) was prepared in good faith based on assumptions that are believed by the Borrower to be reasonable as of the Closing Date (it being understood that such assumptions are based on good faith estimates with respect to certain items and that the actual amounts of such items on the Closing Date is subject to variation), (ii) accurately reflects all adjustments necessary to give effect to the Transactions and (iii) presents fairly, in all material respects, the pro forma financial position of the Borrower and its Subsidiaries as of June 30, 2010, as if the Transactions had occurred on such date.

Section 3.06. No Material Adverse Effect. Since December 31, 2009, there has been no event or occurrence which has resulted in or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

Section 3.07. Title to Properties; Possession Under Leases.

(a) The Borrower and the Company have maintained, in all material respects and in accordance with normal industry practice, all of the facilities and other tangible personal property now owned or leased by the Borrower and the Company that is necessary to conduct their business as it is now conducted.

(b) Each of the Borrower and the Company has complied with all obligations under all leases to which it is a party, except where the failure to comply could not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. The Borrower and the Company enjoy peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Borrower and the Company have no fee owned real properties and, as of the Closing Date, have no leasehold interests in any Real Property.

(d) The Borrower and the Company own or possess, or have the right to use or could obtain ownership or possession of or a right to use, on terms not materially adverse to it, all patents, trademarks, service marks, trade names and copyrights necessary for the present conduct of their business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Schedule 3.07(e) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such Subsidiary, indicating the ownership thereof.

(f) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrower, or any of its Subsidiaries, except as set forth on Schedule 3.07(f).

Section 3.08. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.08(a), there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of the Borrower, threatened in writing against or affecting, the Borrower or the Company or any business, property or rights of any such Person (i) as of the Closing Date, that involve any Loan Document or the Transactions or (ii) which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected, individually or in the aggregate, to materially adversely affect the Transactions. Neither the Borrower nor, to the knowledge of the Borrower or the Company, any of its Affiliates is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “U.S.A. PATRIOT Act”).

(b)(i) None of the Borrower, the Company or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any currently applicable law, rule or regulation (including, but not limited to any Federal Energy Regulatory Commission laws and regulations, Railroad Commission of Texas regulations, zoning, building, Environmental Law, ordinance, code or approval or any building permit), or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) each of the Borrower and the Company holds all permits, licenses, registrations, certificates, approvals, consents, clearances and other authorizations from any Governmental Authority required under any currently applicable law, rule or regulation for the operation of its business as presently conducted, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) neither the Borrower nor the Company (A) is subject to regulation as a “natural-gas company” under the Natural Gas Act (“NGA”); or (B) is subject to regulation as a “public utility,” a “gas utility,” a “gas company” or other similar term under the laws of any state and (iv) none of the Lenders, the Agents and the Joint Lead Arrangers, solely by virtue of the execution, delivery and performance of this Agreement or the Loan Documents, or consummation of the Transactions contemplated hereby and thereby, shall be or become: (A) a “public-utility company,” a “holding company,” an “affiliate” of a “holding company,” an “associate company” of a “holding company,” or a “subsidiary company” of a “holding company,” as each such term is defined in the Public Utility Holding Company Act of 2005 (“PUHCA”), or otherwise subject to regulation under PUHCA; (B) a “natural-gas company” or subject to regulation under the NGA; or (C) subject to regulation under the laws of any state with respect to public utilities.

Section 3.09. Federal Reserve Regulations. (a) Neither the Borrower nor the Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) The commitment to make, and the making of, the Loans and the granting and maintaining of the security interest in connection with the obligations created thereby, will not, whether directly or indirectly, and whether immediately, incidentally or ultimately, be a violation of, or inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X. Concurrently with the making of any Loan hereunder, the Borrower has furnished to the Administrative Agent and each Lender a purpose statement in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

Section 3.10. Investment Company Act. Neither the Borrower nor the Company is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.11. Use of Proceeds. The Borrower will use the proceeds of the Term Loans solely to consummate the Acquisition and the Transactions and to pay transaction costs, fees and expenses related thereto. The Borrower shall use the proceeds of any Incremental Term Loans (including any Incremental Term Loans in an Additional Term Loan Tranche) solely to make Earn-Out Payments, if any, due and payable pursuant to the terms of the Acquisition Agreement. The Borrower will use the Initial Interest Payment Amount solely to pay the interest payments on the Loans due on or prior to February 22, 2011.

Section 3.12. Tax Returns. Except as set forth on Schedule 3.12, each of the Borrower and the Company (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it and each such Tax return is complete and accurate in all respects and (ii) has timely paid or caused to be timely paid all Taxes due and payable by it and all other Taxes or assessments, except in each case referred to in clauses (i) or (ii) above, (1) if the failure to comply would not cause a Material Adverse Effect or (2) if the Taxes or assessments are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or any of its Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

Section 3.13. No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning the Borrower and its Subsidiaries, the Transaction and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of Administrative Agent in connection with the Transaction or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date, and did not contain any untrue statement of a material fact as of any such date or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof, as of the date such Projections were furnished to the Initial Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

Section 3.14. Employee Benefit Plans. (a) Each Plan has been administered in compliance with the applicable provisions of ERISA and the Code (and the regulations and published interpretations thereunder) except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the excess of the present value of all benefit liabilities under each Plan of the Borrower, and each Subsidiary of the Borrower and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such underfunded Plans could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events which have occurred or for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b) Any foreign pension schemes sponsored or maintained by the Borrower and each of its Subsidiaries, if any, are maintained in accordance with the requirements of applicable foreign law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

Section 3.15. Environmental Matters. Except as set forth on Schedule 3.15 or for matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no written notice, request for information, order, complaint, Environmental Claim or penalty has been received or incurred by the Borrower or the Company, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of any of the Loan Parties threatened against the Borrower or the Company, which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or the Company, (ii) the Borrower and the Company have obtained, and maintain in full force and effect, all permits, registrations and licenses to the extent necessary for the conduct of their businesses and operations as currently conducted, including for the construction of all pipelines and facilities, to comply with all applicable Environmental Laws and is, and has been, in compliance with the terms and conditions of such permits, registrations and licenses, and with all applicable Environmental Laws, (iii) neither the Borrower nor the Company is conducting, funding or responsible for any investigation, remediation, remedial action or cleanup of any Release or threatened Release of Hazardous Materials, (iv) there has been no Release or threatened Release of Hazardous Materials at or from any property currently or, to the knowledge of any of the Loan Parties, formerly owned, operated or leased by the Borrower or the Company that would reasonably be expected to give rise to any liability of the Borrower or the Company under any Environmental Laws or Environmental Claim against the Borrower or the Company, and no Hazardous Material has been generated, owned or controlled by the Borrower or the Company and transported for disposal to or Released at any location in a manner that would reasonably be expected to give rise to any liability of the Borrower or the Company under any Environmental Laws or to any Environmental Claim against the Borrower or the Company, (v) neither the Borrower nor the Company has entered into any agreement or contract to assume, guarantee or indemnify a third party for any Environmental Claims, and (vi) to the knowledge of any of the Loan Parties there are not currently and there have not been any underground storage tanks owned or operated by the Borrower or the Company or located on the Borrower’s or the Company’s Real Property. The Borrower and the Company have made available to the Administrative Agent prior to the date hereof all environmental audits, assessment reports and other environmental documents in its possession or control with respect to the operations of, or any real property operated or leased by, the Borrower and the Company, other than such audits, assessment reports and other documents not containing information that would reasonably be expected to result in any material Environmental Claims or liability to the Borrower or the Company, taken as a whole. For purpose of Section 7.01(a), each of the representations and warranties contained in parts (i), (iv), and (vi) of this Section 3.15 that are qualified by the knowledge of any of the Loan Parties shall be deemed not to be so qualified. Representations and warranties of the Borrower or the Company with respect to environmental matters are limited to those in this Section 3.15 unless expressly stated.

Section 3.16. Solvency. (a) On the Closing Date, immediately after giving effect to the Transactions (i) the fair value of the assets (for the avoidance of doubt, calculated to include goodwill and other intangibles) of the Borrower, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower; (ii) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liabilities of the Borrower on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) The Borrower does not intend to, and does not believe that it will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it and the timing and amounts of cash to be payable on or in respect of its Indebtedness.

Section 3.17. Real Property. Neither the Borrower nor the Company owns any Real Property.

Section 3.18. Labor Matters. There are no strikes pending or threatened against the Borrower or the Company that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Borrower and the Company have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from the Borrower or the Company or for which any claim may be made against the Borrower or the Company, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or the Company to the extent required by GAAP. Consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower or the Company (or any predecessor) is a party or by which the Borrower or the Company (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to the Borrower and the Company, taken as a whole.

Section 3.19. Insurance. Schedule 3.19 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Borrower and the Company as of the Closing Date. As of such date, such insurance is in full force and effect. The Borrower believes that the insurance maintained by or on behalf of it and the Company is adequate.

Section 3.20. Representations and Warranties in Acquisition Agreement. All representations and warranties of each of the Loan Parties set forth in the Acquisition Agreement were true and correct in all material respects as of the time such representations and warranties were made and, to the extent required to be made on the Closing Date under the Acquisition Agreement, shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

Section 3.21. Status as Senior Debt; Perfection of Security Interests. The Obligations shall rank pari passu with any other senior Indebtedness or securities of the Borrower and shall constitute senior indebtedness of the Borrower under and as defined in any documentation documenting any junior indebtedness of the Borrower. Each Collateral Agreement delivered pursuant to Section 4.02 and 5.10 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Collateral Agreement, when stock certificates representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement, when financing statements and other filings specified therein in appropriate form are filed in the offices specified therein, the Lien created by the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent perfection can be obtained by filing financing statements, making such other filings specified therein or by possession, as security for the Obligations of such Loan Party, in each case prior and superior in right to any other Person, subject, in the case of Collateral other than Pledged Collateral, to Prior Liens, and in the case of Pledged Collateral, to Liens arising (and that have priority) by operation of law.

Section 3.22. Material Contracts. As of the Closing Date there are no contracts or agreements to which the Borrower or the Company is a party, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or that, if terminated or if a default occurs thereunder, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

CONDITIONS TO CREDIT EVENTS

The obligations of the Lenders to make Loans (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

Section 4.01. All Credit Events. On the date of each Credit Event (other than a Borrowing on the Closing Date (except with respect to clause (a) below)):

(a) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03).

(b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Credit Event no Event of Default or Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02. First Credit Event. On the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (a) a counterpart of this Agreement signed on behalf of such party or (b) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission, or electronic transmission of a PDF copy, of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, and the Lenders on the Closing Date, a favorable written opinion of Simpson Thacher & Bartlett LLP, special counsel for the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Collateral Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents as the Administrative Agent shall reasonably request, and each Loan Party hereby instructs its counsel to deliver such opinions.

(c) The Administrative Agent shall have each of the following:

(i) a copy of the certificate or articles of incorporation, partnership agreement or limited liability agreement, including all amendments thereto, or other relevant constitutional documents under applicable law of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a partnership of or limited liability company, certified by the Secretary or Assistant Secretary, or the general partner, managing member or sole member, of each such Loan Party; and

(ii) a certificate of the Secretary, Assistant Secretary, Director, Vice President, President or similar officer, or the general partner, managing member or sole member, of each Loan Party, in each case dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, memorandum and articles of association, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation, partnership agreement or limited liability agreement of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D) as to the incumbency and specimen signature of each officer or director executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such Person, threatening the existence of such Loan Party.

(d) The Collateral and Guarantee Requirement with respect to items to be completed as of the Closing Date shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent under other similar law) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released; provided that, to the extent any lien search or Collateral (including the creation, perfection or priority of any security interest) is not or cannot be provided on the Closing Date (other than (i) UCC, tax and judgment lien searches, (ii) the pledge and perfection of domestic assets with respect to which a lien may be perfected by the filing of financing statements under the UCC or (iii) to the extent applicable, the delivery of equity certificates of the Company and any domestic Subsidiaries of the Loan Parties and related stock or other powers) after use of commercially reasonable efforts to do so then the provision of any such lien search and/or Collateral shall not constitute a condition precedent to the availability of the Term Loan Facility on the Closing Date, but a perfected security interest shall instead be required in accordance with the Collateral and Guarantee Requirement.

(e) The Transactions shall have been consummated or shall be consummated simultaneously with or immediately following the closing under this Agreement in accordance with the Acquisition Agreement and all other related documentation (without material amendment, modification or waiver thereof which is adverse to the Lenders (as reasonably determined by the Administrative Agent) without the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed)), including each of the following:

(i) The Acquisition shall have been consummated or shall be consummated simultaneously with or immediately following the closing under this Agreement;

(ii) The Equity Financing shall have been consummated or shall be consummated simultaneously with or immediately following the closing under this Agreement; provided, that, to the extent all or any portion of the Equity Financing is not comprised of common equity, the terms and conditions of the Equity Financing shall be reasonably satisfactory in all material respects to the Joint Lead Arrangers and the Administrative Agent;

(iii) The Sponsors shall have contributed additional cash common equity to the Borrower in an amount equal to the Initial Interest Payment Amount; and

(iv) The Lenders shall have received:

(A) the financial statements referred to in Section 3.05; and

(B) any additional financial statements received by the Borrower on or prior to the Closing Date pursuant to the Acquisition Agreement.

(f) After giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and the Company shall have outstanding no Indebtedness other than (i) the Loans and other extensions of credit under this Agreement and (ii) other Indebtedness permitted pursuant to Section 6.01.

(g) The Lenders shall have received a solvency certificate substantially in the form of Exhibit F and signed by the chief financial officer or another Responsible Officer of the Borrower confirming the solvency of the Borrower after giving effect to the Transactions.

(h) Except as set forth in (i) the Seller Disclosure Schedules (as defined in the Acquisition Agreement), subject to the provisions of Section 13.11 of the Acquisition Agreement or (ii) the KGS SEC Documents (as defined in the Acquisition Agreement) that are publicly available prior to the date of the Commitment Letter (excluding any forward looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature, in each case that are general in nature and do not contain a reasonable level of detail about the specific risk of which they warn), there has not been any Material Adverse Effect since December 31, 2009.

(i) The Agents shall have received all fees payable thereto or to any Lender or to the Joint Lead Arrangers on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(j) The (x) Specified Representations and (y) Specified Acquisition Agreement Representations shall be true and correct in all material respects on and as of the Closing Date.

(k) The Administrative Agent shall have received evidence reasonably satisfactory to it that all Liens on any Collateral also subject to a security interest securing obligations under the Parent Credit Facilities, and any guarantees made by the Company or General Partner in connection with the Parent Credit Facilities, have been or concurrently with the Closing Date are being released.

(l) The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower as to the matters set forth in clauses (e), (f), (h) and (j) of this Section 4.02.

(m) The Administrative Agent shall have received all documentation and other information required by regulatory authorities with respect to the Borrower under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the U.S. PATRIOT Act, that has been reasonably requested by the Administrative Agent at least 10 days in advance of the Closing Date.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause the Company to:

Section 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b) Do or cause to be done all things necessary to (i) in the Borrower’s reasonable business judgment obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all material respects with all material applicable laws, rules, regulations and judgments, writs, injunctions, decrees, permits, licenses, and orders of any Governmental Authority, whether now in effect or hereafter enacted and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement); in each case in this paragraph (b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Insurance. (a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document.

(b) Cause all such property and casualty insurance policies, if any, with respect to personal property located in the United States to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or other Loan Party under such policies directly to the Collateral Agent; cause all such policies, if any, to contain a “Replacement Cost Endorsement,” without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably (in light of a Default or a material development in respect of the insured property) require from time to time to protect their interests; deliver original or certified copies of all such policies, if any, or a certificate of an insurance broker to the Collateral Agent; cause each such policy, if any, to provide that it shall not be canceled or not renewed upon less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; and deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation or nonrenewal of any such policy of insurance, if any, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by the Borrower or the Company; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

(d) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Agents, the Lenders and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (x) the Borrower and its Subsidiaries shall look solely to their insurance companies or any parties other than the aforesaid parties for the recovery of such loss or damage and (y) such insurance companies shall have no rights of subrogation against the Agents, the Lenders or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower hereby agrees, to the extent permitted by law, to waive, and to cause each of its Subsidiaries to waive, its right of recovery, if any, against the Agents, the Lenders and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent or the Lenders under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower or any of its Subsidiaries or the protection of their properties.

Section 5.03. Taxes; Payment of Obligations. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim to the extent (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrower or the Company, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto or (ii) the aggregate amount of such Taxes, assessments, charges, levies or claims does not exceed U.S. $1.0 million. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Loan Party, (ii) if the failure to pay, discharge or otherwise satisfy such obligation could not reasonably be expected to have a Material Adverse Effect or (iii) the aggregate amount of such obligations does not exceed U.S. $1.0 million.

Section 5.04. Financial Statements, Reports, Etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 120 days after the end of each fiscal year starting with the fiscal year ended December 31, 2010, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, all audited by independent accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, starting with the fiscal quarter ended March 31, 2011, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial Officer of the Borrower, on behalf of the Borrower, as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(c)(x) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth a computation of the Financial Performance Covenants in detail reasonably satisfactory to the Administrative Agent and (y) concurrently with any delivery of financial statements under (a) above, a certificate of its independent accounting firm stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default under Section 6.10 and 6.11 (which certificate may be limited to accounting matters and disclaims responsibility for legal interpretations);

(d) promptly after the same become publicly available, copies of all periodic and other available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Borrower or the Company with the SEC, or after an initial public offering, distributed to its stockholders generally, if and as applicable;

(e) upon the reasonable request of the Administrative Agent (but not more often than annually), an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (e) or Section 4.02(d);

(f) promptly, a copy of all reports submitted to the board of directors (or any committee thereof) of the Borrower or the Company in connection with any material interim or special audit made by independent accountants of the books of the Borrower or the Company;

(g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or the Company, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(h) promptly upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or a Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request; and

(i) No later than one hundred and twenty (120) days following the first day of each fiscal year of the Borrower, a budget for such fiscal year in form customarily prepared by the Borrower.

Section 5.05. Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of the Borrower or the Company obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or the Company as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to the Borrower or the Company that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d) the occurrence of any ERISA Event, that together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

Section 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (owned or leased), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

Section 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrower or the Company at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or the Company with the officers thereof, or the general partner, managing member or sole member thereof, and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract); provided that, during any calendar year absent the occurrence and continuation of an Event of Default, only one (1) visit by the Administrative Agent shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower.

Section 5.08. Use of Proceeds. Use the proceeds of the Loans solely for the purposes described in Section 3.11. Concurrently with the making of any Loan hereunder, the Borrower will furnish to the Administrative Agent and each Lender a purpose statement in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

Section 5.09. Compliance with Environmental Laws. Comply, and make commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its business, operations and properties; obtain and maintain in full force and effect all material authorizations, registrations, licenses and permits required pursuant to Environmental Law for its business, operations and properties; and perform any investigation, remedial action or cleanup required pursuant to the Release of any Hazardous Materials as required pursuant to Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Further Assurances. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, and other documents and recordings of Liens in stock registries or land title registries, as applicable), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the applicable Loan Parties, and provide to the Administrative Agent, from time to time upon reasonable request evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)(i) Furnish to the Collateral Agent prompt written notice of any change (A) in such Loan Party’s corporate or organization name, (B) in such Loan Party’s identity or organizational structure or (C) in such Loan Party’s organizational identification number; provided that no Loan Party shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(c) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to any Equity Interests acquired after the Closing Date in accordance with this Agreement if, and to the extent that, and for so long as (i) (A) doing so would violate applicable law, (B) such law existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Equity Interests, and (C) such law would not be rendered ineffective with respect to the creation of the security interest under this Agreement or the Security Documents pursuant to Sections 9-406, 9-407, 9-408 or

9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity or (ii) the granting of a Lien with respect to such Equity Interests would result in costs (tax, administrative or otherwise) to a Loan Party that are materially disproportionate to the benefit obtained by the Secured Parties of such Lien.

Section 5.11. Fiscal Year. Cause their fiscal year to end on December 31.

Section 5.12. Credit Ratings. At all times use its commercially reasonable efforts to obtain and to cause a public credit rating by S&P and by Moody’s to be maintained with respect to the Facilities and the Borrower.

Section 5.13. Post-Closing Matters. Convert the Parent Subordinated Note into common equity units of KGS no later than thirty days after the Closing Date.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit the Company to (and, in the case of Section 6.13, will not cause or permit the General Partner or KGS to, or cause or permit the Company to so cause or permit the General Partner or KGS to):

Section 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder and under the other Loan Documents;

(b) Indebtedness of the Borrower and the Company pursuant to Swap Agreements permitted by Section 6.12;

(c) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or the Company, pursuant to reimbursement or indemnification obligations to such Person; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(d) Indebtedness of the Borrower or the Company to any Subsidiary thereof, provided that Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(e) Indebtedness in respect of appeal bonds and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within five Business Days of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(g) other Indebtedness, in an aggregate principal amount at any time outstanding pursuant to this Section 6.01(g) not in excess of U.S. $2.5 million;

(h) Guarantees by any Loan Party of any Indebtedness of any other Loan Party expressly permitted to be incurred under this Agreement; provided that Guarantees by any Loan Party under this Section 6.01(h) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations on terms consistent with those used, or to be used, for Subordinated Intercompany Debt;

(i) Indebtedness arising from agreements of the Borrower and the Company providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(j) Letters of credit or bank guarantees having an aggregate face amount not in excess of U.S. $2.0 million;

(k) Indebtedness consisting of Permitted Junior Debt and any Permitted Refinancing Indebtedness incurred to Refinance such Permitted Junior Debt; provided that the Borrower is in compliance with the Financial Performance Covenants on a Pro Forma Basis when such Permitted Junior Debt is incurred or Refinanced, and the net proceeds of such Permitted Junior Debt (but not Permitted Refinancing Debt in respect of such Permitted Junior Debt) are used to prepay the Loans in accordance with Section 2.09(b); and

(l) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (k) above.

Section 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including any of its Wholly Owned Subsidiaries) at the time owned by it or on any income or revenues or rights in respect of any thereof, except (without duplication):

(a) Liens on property or assets of the Borrower and the Company existing on the Closing Date and set forth on Schedule 6.02(a); provided that such Liens shall secure only those obligations that they secure on the Closing Date and shall not subsequently apply to any other property or assets of the Borrower or the Company;

(b) any Lien created under the Loan Documents;

(c) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(d) Liens imposed by law (including, without limitation, Liens in favor of customers for equipment under order or in respect of advances paid in connection therewith) such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or the Company shall have set aside on its books reserves in accordance with GAAP;

(e)(i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations under U.S. or foreign law and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or the Company;

(f) deposits to secure the performance of leases (other than Capital Lease Obligations), statutory obligations, appeal bonds, costs of litigation where required by law, and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g) zoning restrictions, by-laws and other ordinances of Governmental Authorities, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, permits, special assessments, development agreements, deferred services agreements, restrictive covenants, owners’ association encumbrances, rights-of-way, restrictions on use of real property and other similar encumbrances that do not render title unmarketable and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of any Loan Party or would not result in a Material Adverse Effect;

(h) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(i) any interest or title of, or Liens created by, a lessor under any leases or subleases entered into by the Borrower or the Company, as tenant, in the ordinary course of business;

(j) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Borrower or the Company to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or the Company;

(k) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(l) licenses of intellectual property granted in the ordinary course of business;

(m) Liens solely on any cash earnest money deposits made by the Borrower or the Company in connection with any letter of intent or purchase agreement permitted hereunder;

(n) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or the Company in the ordinary course of business;

(o) Liens on Cash Flow Available for Restricted Payments securing Indebtedness or other obligations permitted to be incurred by Section 6.01(j); provided, that such Liens shall not be permitted at any time prior to the withdrawal of such Cash Flow Available for Restricted Payments from the Cash Collateral Account;

(p) Liens in connection with subdivision agreements, site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other similar agreements in connection with the use of Real Property;

(q) Liens in favor of any tenant, occupant or licensee under any lease, occupancy agreement or license with the Borrower or the Company;

(r) Liens restricting or prohibiting access to or from lands abutting controlled access highways or covenants affecting the use to which lands may be put;

(s) Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of the Borrower or the Company under any Environmental Law to which any assets of such Person are subject; and

(t) Liens not otherwise permitted under this Section 6.02 securing obligations in an aggregate amount not to exceed U.S. $1.0 million.

Notwithstanding the foregoing, (i) no Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral, other than Liens in favor of the Collateral Agent and Liens arising by operation of law, (ii) no Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral that are prior and superior in right to Liens in favor of the Collateral Agent other than Liens that have priority by operation of law and (iii) no Liens shall be permitted to exist, directly or indirectly, on Collateral (other than Pledged Collateral) that are prior and superior in right to any Liens in favor of the Collateral Agent other than Prior Liens.

Section 6.03. Sale and Lease-back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”).

Section 6.04. Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger or amalgamation with a Person that is not a Wholly Owned Subsidiary of the Borrower immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower or the Company, which cash management operations shall not extend to any other Person) to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest (each, an “Investment”), in any other Person, except:

(a) Investments (including, in the case of clause (ii) below, Investments in Equity Interests, intercompany loans, and Guarantees of Indebtedness otherwise expressly permitted hereunder) after the Closing Date (i) in the Equity Interests of KGS in an aggregate amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) not to exceed an amount equal to the portion, if any, of the Available Investment Basket Amount on the date of such election that the Borrower elects to apply to this Section 6.04(a) and (ii) by a Loan Party in another Loan Party;

(b) Permitted Investments and Investments that were Permitted Investments when made;

(c) Investments arising out of the receipt by any Borrower of any of its Subsidiaries of noncash consideration for the sale of assets permitted under Section 6.05:

(d)(i) loans and advances to employees of the Borrower or the Company in the ordinary course of business not to exceed U.S. $500,000 in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(e) Swap Agreements permitted pursuant to Section 6.12;

(f) Investments existing on the Closing Date and set forth on Schedule 6.04;

(g) Investments resulting from pledges and deposits referred to in Section 6.02(e) and (f);

(h) additional Investments in Equity Interests of KGS to the extent made with proceeds of Equity Interests (excluding proceeds received as a result of the exercise of Cure Rights pursuant to Section 7.02) of the Borrower;

(i) the Transactions; and

(j) Guarantees by any Loan Party of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Loan Party in the ordinary course of business.

Section 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired) including Equity Interests held by it, or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower or the Company or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that this Section shall not prohibit:

(a)(i) the purchase and sale of inventory, supplies, materials and equipment and the purchase and sale of rights to or licenses or leases of intellectual property, in each case in the ordinary course of business by the Borrower or the Company, (ii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or the Company or (iii) the sale of Permitted Investments in the ordinary course of business; provided that no sale, transfer or other disposition of assets shall be permitted by this paragraph (a) unless such sale, transfer or other disposition is for at least 75% cash consideration;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger of the Company into the Borrower in a transaction in which the Borrower is the surviving corporation and no Person other than the Borrower or the Company receives any consideration, (ii) the liquidation, winding up, or dissolution or change in form of entity of the Company if the Borrower determines in good faith that such liquidation, winding up, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders or (iii) the change in form of entity of the Borrower if the Borrower determines in good faith that such change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(c) sales, transfers, leases or other dispositions from the Company to the Borrower (upon voluntary liquidation or otherwise) or from the Borrower to the Company;

(d) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing and the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such sale, transfer or disposition, with the covenants contained in Sections 6.10 and 6.11 recomputed as at the last day of, and for the four fiscal quarter period ended on, the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Administrative Agent, the sale, transfer or disposition of no more than 50% of the limited partnership interests of KGS held by the Company as of the Closing Date, provided that (i) the Net Proceeds (without giving effect to the proviso set forth in clause (a) of the definition thereof) thereof are applied in accordance with Section 2.09(b) and (ii) any such sale, transfer or other disposition is for 100% cash consideration;

(e) Investments permitted by Section 6.04, Liens permitted by Section 6.02 and Dividends permitted by Section 6.06;

(f) licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or the Company in the ordinary course of business;

(g) abandonment, cancellation or disposition of any intellectual property of the Borrower or the Company in the ordinary course of business;

(h) issuances of common Equity Interests (x) by the Company to the Borrower, and (y) by the Borrower; and

(i) the sale, transfer or other disposition of Equity Interests in the General Partner by the Borrower or the Company if at the time thereof and immediately after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such sale, transfer or disposition, with the covenants contained in Sections 6.10 and 6.11 recomputed as at the last day of, and for the four fiscal quarter period ended on, the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Administrative Agent, (iii) such Equity Interests are sold, transferred or disposed at fair market value and for 100% cash consideration and the Net Proceeds (without giving effect to the proviso set forth in clause (a) of the definition thereof) of such sale, transfer or disposition are applied by the Borrower to prepay Loans in accordance with Section 2.09(b); provided that, if the Leverage Ratio on a Pro Forma Basis would be less than 4.50:1.00 after giving effect to any such sale, transfer or disposition, such Equity Interests may be sold, transferred or disposed of for consideration the type of which shall be at the Borrower’s or the Company’s discretion, as applicable (but which, if it consists of cash (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) shall be distributed to the Borrower and applied by the Borrower to prepay Loans in accordance with Section 2.09(b)), so long as after giving effect to any such sale, transfer or disposition, together with any previous sales, transfers or dispositions of such Equity Interests permitted pursuant to this proviso and any previous sales, transfers or dispositions of the general partnership interests of KGS and any previous issuances by the General Partner of its Equity Interests, in each case permitted pursuant to the proviso set forth in Section 6.13(d)(iii), the Borrower directly or, solely through the Company and the General Partner, indirectly owns and controls, of record and beneficially, at least 80% of the issued and outstanding general partnership interests in KGS so owned and controlled by it as of the Closing Date and the Borrower directly or, solely through the Company, indirectly owns and controls, of record and beneficially, at least 80% of the issued and outstanding Equity Interests of the General Partner so owned and controlled by it as of the Closing Date, (iv) the Borrower reasonably believes that, with respect to the immediately succeeding distribution of Available Cash to the Borrower after the effective date of such sale, transfer or disposition, the aggregate amount of such distribution of Available Cash shall be greater than the distribution of Available Cash to the Borrower immediately preceding the effective date of such sale, transfer or disposition and (v) immediately after giving effect to such sale, transfer or disposition, the Borrower shall directly or, solely through the Company and the General Partner, indirectly own and control, of record and beneficially, a majority of the issued and outstanding general partnership interests in KGS.

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) the Borrower may, so long as no Event of Default shall have occurred and be continuing or would result therefrom, sell, grant or otherwise issue common Equity Interests of the Borrower to members of management of the Borrower or the Company pursuant to stock option, stock ownership, stock incentive or similar plans and (ii) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases or other dispositions to Loan Parties pursuant to paragraph (c) hereof) unless such disposition is for fair market value.

Section 6.06. Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any of its Wholly-Owned Subsidiaries to purchase or acquire) any shares of any class of its Equity Interests or set aside any amount for any such purpose; provided, however, that:

(a) the Company may declare and pay dividends to, repurchase its Equity Interests from, or make other distributions to, the Borrower;

(b) the Borrower may make noncash repurchases, redemptions or exchanges of Equity Interests deemed to occur upon exercise of stock options or exchange of exchangeable shares if such Equity Interests represent a portion of the exercise price of such options; and

(c) so long as no Default or Event of Default shall have occurred and is continuing, the Borrower may declare and pay dividends or make other distributions (i) in an aggregate amount up to the portion, if any, of the Available Investment Basket Amount on the date of such dividend payment or distribution that the Borrower elects to apply to this Section 6.06(c), and (ii) from the proceeds of any issuance of Equity Interests of the Borrower permitted to be issued under this Agreement (other than proceeds from Permitted Cure Securities).

Section 6.07. Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to the Borrower or the Company, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that this clause (a) shall not apply to the indemnification of directors (or persons holding similar positions for non-corporate entities) of the Borrower or the Company in accordance with customary practice.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity based plans customarily maintained by similar companies and the granting and performance of registration rights approved by the board of directors of the Borrower or the Company,

(ii) transactions between the Borrower and the Company otherwise permitted by this Agreement,

(iii) any indemnification agreement or any similar arrangement entered into with directors, officers, consultants and employees of the Borrower or the Company or any Parent Company in the ordinary course of business and the payment of fees and indemnities to directors, officers, consultants and employees of the Borrower or the Company or any Parent Company in the ordinary course of business,

(iv) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,

(v) any employment agreement or employee benefit plan entered into by the Borrower or the Company in the ordinary course of business or consistent with past practice and payments pursuant thereto,

(vi) transactions otherwise permitted under Section 6.04 and Section 6.06,

(vii) any purchase by the Sponsors or any Sponsor Affiliate of Equity Interests of the Borrower,

(viii) payments by the Borrower or the Company to the Sponsors or any Sponsor Affiliate made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the board of directors of the Borrower or the Company, as applicable, in good faith,

(ix) the existence of, or the performance by the Borrower or the Company of its obligations under the terms of, the Acquisition Documents, or any agreement contemplated thereunder to which it is a party as of the Closing Date, provided, however, that the existence of, or the performance by the Borrower or the Company of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders in any material respect,

(x) transactions with any Affiliate for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

(xi) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or the Company, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate,

(xii) the payment of all fees, expenses, bonuses and awards related to the Transactions contemplated by the Acquisition Documents, including fees to the Sponsors or any Sponsor Affiliate, and

(xiii) if such transaction is with a Person in its capacity as a holder (A) of Indebtedness of the Borrower or the Company where such Person is treated no more favorably than the other holders of Indebtedness of the Borrower or any such Subsidiary or (B) at any time after an initial public offering of Equity Interests of the Borrower, of Equity Interests of the Borrower or the Company where such Person is treated no more favorably than the other holders of Equity Interests of the Borrower or the Company.

Section 6.08. Business of the Borrower and the Company. Engage in any business or activity other than (a) the ownership of Equity Interests in the General Partner and KGS, and in the case of the Borrower, the ownership of Equity Interests in the Company, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of a consolidated group of companies, (d) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder and the performance of obligations under the Acquisition Documents, and (e) activities incidental to the businesses or activities described in clauses (a) through (d) of this Section and (f) any other transaction permitted by Article VI to the extent incidental to the businesses or activities described in clauses (a) through (d) of this Section. In addition, the Borrower and the Company shall not acquire any fee interest in any real property.

Section 6.09. Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-laws and Certain Other Agreements; Etc. (a) Amend or modify, or permit the amendment or modification of, in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or partnership agreement or limited liability company operating agreement of any of the Loan Parties or the General Partner (including, without limitation, the General Partner LLC Agreement), the Gathering and Processing Documents or the Acquisition Documents.

(b)(i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness (other than the Loans) or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except for (A) payments of interest and prepayments in an aggregate amount up to the portion, if any, of the Available Investment Basket Amount on the date of such prepayment that the Borrower elects to apply to this clause 6.09(b)(i)(A), or (B) prepayments with the proceeds of equity contributions or of any non-cash interest bearing Equity Interests issued for such purchase that are not redeemable prior to the date that is six months following the latest of the Term Loan Maturity Date and any Incremental Maturity Date and that have terms and covenants no more restrictive than the Indebtedness being so refinanced, other than those received in connection with Permitted Cure Securities; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of any Permitted Junior Debt or any agreement relating thereto other than amendments or modifications that are not materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders.

(c) Permit the Borrower or any Subsidiary of the Borrower to enter into any agreement or instrument that by its terms restricts, (i) in the case of any such Subsidiary, the payment of dividends or distributions or the making of cash advances by such Subsidiary to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or, (ii) in the case of the Borrower or the Company, the granting of Liens by the Borrower or the Company pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) in the case of clause (i), contractual encumbrances or restrictions in effect on the Closing Date under any agreements related to any permitted renewal, extension or refinancing of any Indebtedness of such Subsidiary existing on the Closing Date that does not expand the scope of any such encumbrance or restriction;

(C) in the case of clause (i), any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Subsidiary pending the closing of such sale or disposition;

(D) in the case of clause (i), customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(E) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(F) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(G) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(H) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale;

(I) in the case of clause (i), any agreement in effect at the time such Person becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming such a Subsidiary; or

(J) in the case of KGS and its Subsidiaries, any restrictions contained in the KGS Credit Agreement, and any Indebtedness permitted under the KGS Credit Agreement, provided that the restrictions and conditions in such other Indebtedness shall not have terms or conditions, taken as a whole, materially more restrictive than those in the KGS Credit Agreement.

Section 6.10. Leverage Ratio. Beginning with the first full fiscal period ending after the Closing Date, for any Test Period, permit the Leverage Ratio on the last day of any fiscal quarter set forth below, to be in excess of the ratio set forth below for such period.

Period Ended	Ratio
March 31, 2011	6.50:1.00
June 30, 2011	6.50:1.00
September 30, 2011	6.50:1.00
December 31, 2011	7.00:1.00
March 31, 2012	7.00:1.00
June 30, 2012	6.50:1.00
September 30, 2012	6.50:1.00
December 31, 2012	6.00:1.00
March 31, 2013	6.00:1.00
June 30, 2013	6.00:1.00
September 30, 2013	5.50:1.00
December 31, 2013	5.50:1.00
March 31, 2014	4.50:1.00
June 30, 2014	4.50:1.00
September 30, 2014	4.50:1.00

December 31, 2014	3.50:1.00
March 31, 2015	3.50:1.00
June 30, 2015	3.50:1.00
September 30, 2015	3.50:1.00
December 31, 2015	3.50:1.00
March 31, 2016	3.50:1.00
June 30, 2016	3.50:1.00
September 30, 2016	3.50:1.00

Section 6.11. Interest Coverage Ratio. Beginning with the first full fiscal period ending after the Closing Date, for any Test Period, permit the Interest Coverage Ratio on the last day of any fiscal quarter set forth below to be less than the ratio set forth below for such period.

Period Ended	Ratio
March 31, 2011	1.50:1.00
June 30, 2011	1.50:1.00
September 30, 2011	1.50:1.00
December 31, 2011	1.50:1.00
March 31, 2012	1.65:1.00
June 30, 2012	1.65:1.00
September 30, 2012	1.65:1.00
December 31, 2012	1.65:1.00
March 31, 2013	1.75:1.00
June 30, 2013	1.75:1.00
September 30, 2013	1.75:1.00
December 31, 2013	2.00:1.00
March 31, 2014	2.00:1.00

June 30, 2014	2.00:1.00
September 30, 2014	2.00:1.00
December 31, 2014	2.50:1.00
March 31, 2015	2.50:1.00
June 30, 2015	2.50:1.00
September 30, 2015	2.50:1.00
December 31, 2015	3.00:1.00
March 31, 2016	3.00:1.00
June 30, 2016	3.00:1.00
September 30, 2016	3.00:1.00

Section 6.12. Swap Agreements. Enter into any Swap Agreement, other than Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or the Company, which are entered into for bona fide risk mitigation purposes and that are not speculative in nature.

Section 6.13. General Partner. (a) Except with respect to Liens permitted under Section 6.02 that arise by operation of law (assuming, for such purpose, that the exceptions in Section 6.02 apply to the General Partner), in the case of the General Partner pledge or otherwise subject to any Lien or suffer to exist any Lien on any of the General Partner’s property or assets, (b) enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of the General Partner to (i) make distributions in respect of the Equity Interests of the General Partner held by, or pay any Indebtedness owed to, the Borrower or the Company, (ii) make Investments in the Borrower or (iii) transfer any of its assets to the Borrower, except for such encumbrances or restrictions existing under or by reason of (x) any restrictions existing under the Loan Documents and (y) any restrictions existing in the Limited Partnership Agreement and the General Partner LLC Agreement, (c) in the case of the General Partner, incur any Indebtedness other than Indebtedness owed to the Borrower or the Company, (d) sell, transfer or dispose of any of the general partnership interests of KGS, or in the case of the General Partner issue any of its Equity Interests, to any Person other than the Company or the Borrower, unless at the time thereof and immediately after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such sale, transfer, disposition or issuance, with the covenants contained in Sections 6.10 and 6.11 recomputed as at the last day of, and for the four fiscal quarter period ended on, the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Administrative Agent, (iii) such general partnership interests are sold, transferred or disposed or such Equity Interests of the General Partner are issued at fair market value and for 100% cash consideration and such cash consideration shall be distributed to the Borrower and applied by the Borrower to prepay Loans in accordance with Section 2.09(b); provided that, if the Leverage Ratio on a Pro Forma Basis would be less than 4.50:1.00 after giving effect to any such sale, transfer, disposition or issuance, such general partnership interests may be sold, transferred or disposed or such Equity Interests of the General Partner may be issued for consideration the type of which shall be at the General Partner’s discretion (but which, if it consists of cash (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) shall be distributed to the Borrower and applied by the Borrower to prepay Loans in accordance with Section 2.09(b)), so long as after giving effect to any such sale, transfer or disposition of such general partnership interests or any such issuance of such Equity Interests of the General Partner, together with any previous sales, transfers or dispositions of such general partnership interests and any previous issuances of such Equity Interests of the General Partner, in each case permitted pursuant to this proviso, and any previous sales, transfers or dispositions of Equity Interests of the General Partner permitted pursuant to the proviso set forth in Section 6.05(i)(iii), the Borrower directly or, solely through the Company and the General Partner, indirectly owns and controls, of record and beneficially, at least 80% of the issued and outstanding general partnership interests in KGS so owned and controlled by it as of the Closing Date and the Borrower directly or, solely through the Company, indirectly owns and controls, of record and beneficially, at least 80% of the issued and outstanding Equity Interests of the General Partner so owned and controlled by it as of the Closing Date, (iv) the Borrower reasonably believes that, with respect to the immediately succeeding distribution of Available Cash to the Borrower after the effective date of such sale, transfer, disposition or issuance, the aggregate amount of such distribution of Available Cash shall be greater than the distribution of Available Cash to the Borrower immediately preceding the effective date of such sale, transfer, disposition or issuance and (v) immediately after giving effect to such sale, transfer, disposition or issuance, (A) the Borrower shall directly or, solely through the Company and the General Partner, indirectly own and control, of record and beneficially, a majority of the issued and outstanding general partnership interests in KGS and (B) the Borrower shall directly or, solely through the Company, indirectly own and control, of record and beneficially, a majority of the issued and outstanding Equity Interests of the General Partner or (e) issue any general partnership interests in KGS to any Person other than the General Partner.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the Borrower or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d) default shall be made in the due observance or performance by the Borrower or the Company of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a), 5.08, or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower or the Company of any covenant, condition or agreement of such Person contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)(i) any event or condition occurs that (x) results in any Material Indebtedness of the Borrower, the Company or KGS or any of its or their Subsidiaries becoming due prior to its scheduled maturity or (y) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness of the Borrower or the Company or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) the Borrower, the Company, KGS or any of its or their Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any of its Wholly Owned Subsidiaries or KGS or of a substantial part of the property or assets of the Borrower or any its Wholly Owned Subsidiaries or KGS, taken as a whole, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Wholly Owned Subsidiaries or KGS or for a substantial part of the property or assets of the Borrower or any of its Wholly Owned Subsidiaries or KGS, taken as a whole, or (iii) the winding-up or liquidation of the Borrower or any of its Wholly Owned Subsidiaries (or KGS); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Borrower or any of its Wholly Owned Subsidiaries or KGS shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for, request or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Wholly Owned Subsidiaries or KGS or for a substantial part of the property or assets of the Borrower or any of its Wholly Owned Subsidiaries or KGS, taken as a whole, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by the Borrower or the Company to pay one or more final judgments aggregating in excess of U.S. $20.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or the Company to enforce any such judgment;

(k) one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)(i) any Loan Document shall for any reason be asserted in writing by the Borrower or the Company not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to Collateral that is not immaterial to the Borrower and the Company on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file UCC continuation statements or (y) any such loss of validity, perfection or priority is the result of any failure by the Collateral Agent or the Administrative Agent to take any action necessary to secure the validity, perfection or priority of the Liens or (iii) the Guarantees pursuant to the Security Documents by the Company of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrower, the Company or any other Person not to be in effect or not to be legal, valid and binding obligations;

(m) KGS fails to be in compliance with the KGS Financial Covenant; or

(n)(A) any Environmental Claim against the Borrower or the Company, (B) any liability of the Borrower or the Company for any Release or threatened Release of Hazardous Materials or (C) any liability of the Borrower or the Company for any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Real Property currently or formerly owned, leased or operated by any predecessor of the Borrower or the Company, or any property at which the Borrower or any of its Subsidiaries has sent Hazardous Materials for treatment, storage or disposal, (each, an “Environmental Event”) shall have occurred that, when taken together with all other Environmental Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and in any event described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02. The Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails to comply with the requirements of the Financial Performance Covenants, the Borrower shall be permitted, on or prior to the 10th day following the date the certificate calculating such Financial Performance Covenants is required to be delivered pursuant to Section 5.04(c), to cure such failure to comply by issuing Permitted Cure Securities or otherwise receiving cash contributions to its equity capital (collectively, the “Cure Right”) in an amount equal to the Cure Amount and prepaying the Loans in an amount equal to the Cure Amount pursuant to Section 2.09(b). Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) the Cure Right shall not be exercised more than three times during the term of this Agreement, (iii) the increase to Available Cash represented by the Cure Amount shall be solely for the purpose of curing the failure to comply with the Financial Performance Covenants in question (and shall be taken into account in subsequent Test Periods that include the fiscal quarter ended immediately prior to the exercise of the Cure Right) and not for any other purpose under this Agreement, including determining the availability of any basket amounts, and (iv) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for the purposes of this Agreement. “Cure Amount” shall mean the lesser of (x) an amount which, if added to Available Cash for the Test Period in respect of which a default in respect of a Financial Performance Covenant occurred, would cause the Financial Performance Covenants for such Test Period to be satisfied (it being understood and agreed that for purposes of calculating such amount no effect shall be given to any prepayment of Loans with such proceeds or to any other reduction of Net Debt or Cash Interest Expense on account of the receipt of such proceeds) and (y) U.S. $25.0 million.

ARTICLE VIII

THE AGENTS

Section 8.01. Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) Bank of America, N.A. shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a potential Specified Swap Counterparty and a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 8.12) as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents as if set forth in full herein with respect thereto.

(c) RBC Capital Markets Corporation is hereby appointed to act as Syndication Agent.

(d) BNP Paribas is hereby appointed to act as Documentation Agent

(e) The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, any appointees thereof and the Lenders and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 8.02. Rights as a Lender. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include a Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03. Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity;

(d) shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.08 and 7.01) or (ii) in the absence of its own gross negligence or willful misconduct;

(e) shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent; and

(f) shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to such Agent by the Borrower, the Company, or a Lender.

Section 8.04. Reliance by Agents. Any Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Any Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, any Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Any Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05. Delegation of Duties. Any Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Any Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Section 8.06. Resignation of the Agents. Any Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Borrower (not to be unreasonably withheld or delayed), which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States. During an Agent Default Period, the Borrower and the Required Lenders may remove the relevant Agent subject to the execution and delivery by the Borrower and the Required Lenders of removal and liability release agreements reasonably satisfactory to the relevant Agent, which removal shall be effective upon the acceptance of appointment by a successor as such Agent. Upon any proposed removal of an Agent during an Agent Default Period, the Required Lenders shall have the right to appoint a successor with the consent of the Borrower (not to be unreasonably withheld or delayed), which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States. In the case of the resignation of an Agent, if no such successor shall have been so appointed by the Required Lenders and the Borrower and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security, as bailee, until such time as a successor Collateral Agent is appointed), (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders and the Borrower appoint a successor Administrative Agent as provided for above in this Section and (c) the Borrower and the Lenders agree that in no event shall the retiring Agent or any of its Affiliates or any of their respective officers, directors, employees, agents advisors or representatives have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the failure of a successor Agent to be appointed and to accept such appointment. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article (including Section 8.12) and Section 9.05 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

Section 8.07. Non-Reliance on the Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, the Syndication Agent or the Documentation Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.

Section 8.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.10, 8.12, and 9.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10, 8.12, and 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.10. Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Specified Swap Counterparty) irrevocably authorizes the Administrative Agent and the Collateral Agent to release guarantees, Liens and security interests created by the Loan Documents in accordance with the provisions of Section 9.18. Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing such Agent’s authority provided for in the previous sentence.

Section 8.11. Secured Cash Management Agreements and Secured Swap Agreements. No Cash Management Bank or Specified Swap Counterparty that obtains the benefits of the Security Documents or any Collateral by virtue of the provisions hereof or of the Security Documents shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Swap Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Specified Swap Counterparty, as the case may be.

Section 8.12. Indemnification. Each Lender agrees (i) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans)) of any reasonable expenses incurred for the benefit of the Lenders by the Administrative Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower, provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or wilful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.

Section 8.13. Appointment of Supplemental Collateral Agents. (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations or other institutions to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Collateral Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Collateral Agent appoint an additional institution as a separate trustee, co-trustee, collateral agent, collateral sub-agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

(b) In the event that the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Article and of Section 9.05 that refer to the Administrative Agent, the Collateral Agent or the Agents shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Administrative Agent, the Collateral Agent or the Agents shall be deemed to be references to the Administrative Agent, the Collateral Agent or the Agents and/or such Supplemental Collateral Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

Section 8.14. Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 8.15. Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent in accordance with Section 7.01 and the Security Documents for the benefit of all the Lenders or Secured Parties, as applicable; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as applicable) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.16(c)), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law; and provided, further, that if at any time there is no Person acting as the Administrative Agent or the Collateral Agent, as applicable, hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent or the Collateral Agent, as applicable, pursuant to Section 7.01 and the Security Documents, as applicable and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.16(c), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Notices. (a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower or the Company, to FRC Founders Corporation (formerly known as First Reserve Corporation) at One Lafayette Place, Greenwich, Connecticut 06830, Attention: Alan Schwartz, Fax: (203) 625-8579, E-mail: aschwartz@firstreserve.com, with a copy to Crestwood at 717 Texas Ave., Suite 3150, Houston, Texas 77002, Attention: Bill Manias, Vice President and Secretary, Fax: (832) 519-2250, E-mail: bmanias@crestwoodlp.com;

(ii) if to the Administrative Agent, to Bank of America, N.A. at One Bryant Park, New York, New York 10036, Attention: Ronald McKaig, Fax: (713) 247-7237, E-mail: ronald.e.mckaig@baml.com;

(iii) if to the Collateral Agent, to Bank of America, N.A. at One Bryant Park, New York, New York 10036, Attention: Ronald McKaig, Fax: (713) 247-7237, E-mail: ronald.e.mckaig@baml.com; and

(iv) if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to service of process, or to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided further that approval of such procedures may be limited to particular notices or communications.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means prior to 5:00 p.m. (New York City time) on such date, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower and the other Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Section 2.13, 2.15 and 9.05) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.

Section 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agents and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agents and each Lender and their respective permitted successors and assigns.

Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), the Lenders, the Agents and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders, and the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that (1) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or, if an Event of Default pursuant to Section 7.01(b), 7.01(c), 7.01(h) or 7.01(i) has occurred and is continuing, any other assignee, (2) the liability of the Borrower to an assignee that is an Approved Fund or Affiliate of the assigning Lender under Section 2.13 or 2.15 shall be limited to the amount, if any, that would have been payable hereunder by the Borrower in the absence of such assignment and (3) so long as no Event of Default has occurred and is continuing, but subject to clauses (1) and (2) of this proviso, the Borrower may withhold its consent if the costs or the taxes payable by the Borrower to the assignee under Sections 2.13 or 2.15 shall be greater than they would have been for the assignor;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of a Loan to a Person that is Lender, an Affiliate of a Lender or Approved Fund immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, an assignment of the entire remaining amount of the assigning Lender’s Commitment or contemporaneous assignments to related Approved Funds that equal at least U.S. $1.0 million in the aggregate, the amount of the Commitment and / or Loans, as applicable, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S. $1.0 million and increments of U.S. $1.0 million in excess thereof unless the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default under paragraph (b), (c), (h) or (i) of Section 7.01 has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of a Facility under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any other administrative information that the Administrative Agent may reasonably request;

(E) no such assignment shall be made to (x) a Defaulting Lender or (y) the Borrower or any of its Affiliates other than any such Person that is a Designated Lender; and

(F) notwithstanding anything to the contrary herein, no such assignment shall be made to (x) a natural person or (y) GoldenTree Asset Management, LP or any of its Affiliates.

For purposes of this Section 9.04(b), the term “Approved Fund” shall have the following meaning:

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.13, 2.14, 2.15 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall not be effective as an assignment hereunder.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) The parties to each assignment shall execute and deliver to the Administrative Agent a processing and recordation fee in the amount of U.S. $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. Upon its receipt (or waiver) of the processing and recording fee described in the preceding sentence, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, any administrative information reasonably requested by the Administrative Agent (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Lender shall maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Loans (or other rights or obligations) held by it, which entries shall be conclusive absent manifest error. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to exercise rights under and to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clause (i) through (vi) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) in respect of the foregoing with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits (and subject to the requirements and limitations) of Section 2.13, 2.14 and 2.15 to the same extent as if it were the Lender from whom it obtained its participation and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which shall not be unreasonably withheld or delayed) and the Borrower may withhold its consent if a Participant would be entitled to require greater payment than the applicable Lender under such Sections. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 to the extent such Participant fails to comply with Section 2.15(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its promissory note, if any, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, and any such pledgee (other than a pledgee that is the Federal Reserve Bank) shall acknowledge in writing that its rights under such pledge are in all respects subject to the limitations applicable to the pledging Lender under this Agreement or the other Loan Documents.

(e) Subject to the other provisions of this Section 9.04 and the provisions of Section 9.22, any Designated Lender may make Loans or Commitments or purchase an assignment of outstanding Loans or Commitments (including Incremental Term Loans and Incremental Commitments) from the Closing Date until the Business Day immediately preceding the Term Loan Maturity Date or the Incremental Maturity Date, as applicable, on the following basis:

(1) any such purchase of Loans shall be consummated as an assignment otherwise in accordance with the provisions of this Section 9.04 and pursuant to an Assignment and Acceptance (it being understood and agreed that any such purchase of Loans that does not comply with this Section 9.04 and Section 9.22 shall not be effective as an assignment hereunder);

(2) any such purchase of Loans may be made by the applicable Designated Lender from time to time from one or more Lenders of such Designated Lender’s choosing and need not be made from all Lenders (unless such Designated Lender is the Borrower or any of its Subsidiaries, in which case such Designated Lender must offer to purchase such Loans from all Lenders on the same terms and conditions, and must make the purchase from any Lenders that accept such offer, in each case on a pro rata basis);

(3) the aggregate principal amount of the Loans and Commitments (including Incremental Term Loans and Incremental Commitments) held by all Designated Lenders shall not exceed 25% of the total Commitments and Loans outstanding at any time;

(4) in the case of a purchase of Loans by the Borrower or any of its Subsidiaries, no Default or Event of Default has occurred or is continuing or would result therefrom;

(5) any Loans purchased by the Borrower or any of its Subsidiaries shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder; and

(6) in the case of a purchase by a Non-Debt Fund Affiliate, the Borrower or a Subsidiary, the assigning Lender and such assignee shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Acceptance in lieu of an Assignment and Acceptance.

Section 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Agents, the Joint Lead Arrangers and their respective Affiliates in connection with the preparation of this Agreement and the other Loan Documents, or by the Agents, the Joint Lead Arrangers and their respective Affiliates in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by the Agents, the Joint Lead Arrangers and their respective Affiliates or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder, including the reasonable fees, charges and disbursements of Latham & Watkins LLP, special New York counsel for the Agents and the Joint Lead Arrangers, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel (including the reasonable and documented allocated costs of internal counsel for the Agents, the Joint Lead Arrangers or any Lender); provided, that, absent any conflict of interest, the Agents and the Joint Lead Arrangers shall not be entitled to indemnification for the fees, charges or disbursements of more than one counsel in each jurisdiction.

(b) The Borrower agrees to indemnify the Agents, the Joint Lead Arrangers, the Syndication Agent, the Documentation Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of the Commitment Letter, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Borrower, the Company or any Indemnitee initiated or is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined to have resulted from the gross negligence, bad faith, material breach of this Agreement or any of the Loan Documents or willful misconduct of such Indemnitee (treating, for this purpose only, any Agent, any Joint Lead Arranger, any Lender and any of their respective Related Parties as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) an Environmental Event or Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Real Property currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries or by any predecessor of the Borrower or any of its Subsidiaries, or any property at which the Borrower or any of its Subsidiaries has sent Hazardous Materials for treatment, storage or disposal, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined to have resulted from the gross negligence, bad faith, material breach of this Agreement or any of the Loan Documents or willful misconduct of such Indemnitee or any of its Related Parties or would have arisen as against the Indemnitee regardless of this Agreement or any other Loan Document or any Borrowings hereunder. In no event shall any Indemnitee be liable to any Loan Party for any consequential, indirect, special or punitive damages. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of the Commitment Letter, this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any Joint Lead Arranger or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) This Section 9.05 shall not apply to Taxes.

Section 9.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties, now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

Section 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08. Waivers; Amendment. (a) No failure or delay of the Agents or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Collateral Agent and consented to by the Required Lenders; provided, however, that no such agreement shall

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan, without the prior written consent of each Lender directly affected thereby,

(ii) increase or extend the Commitment of any Lender or decrease the fees payable to any Lender without the prior written consent of such Lender,

(iii) extend or waive any scheduled amortization or reduce the amount due on any scheduled amortization or extend any date on which payment of interest on any Loan or any Fee is due, without the prior written consent of each Lender adversely affected thereby,

(iv) amend or modify the provisions of Section 2.16(b) or (c) or 2.20 in a manner that would by its terms alter the pro rata sharing of payments required thereby or the application of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v) amend or modify the provisions of this Section or the definition of the term “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date), and

(vi) release all or substantially all the Collateral or release the Guarantee of the Company, without the prior written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under the other Loan Documents without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c) Without the consent of any Syndication Agent, Documentation Agent, Joint Lead Arranger or Lender, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement “B” term loan tranche hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

(f) Notwithstanding the foregoing, (i) technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Term Loans on substantially the same basis as the Loans and (ii) any Loan Document may be amended, modified, supplemented or waived with the written consent of the Administrative Agent and the Borrower without the need to obtain the consent of any Lender if such amendment, modification, supplement or waiver is executed and delivered in order to cure an ambiguity, omission, mistake or defect in such Loan Document; provided that in connection with this clause (ii), in no event will the Administrative Agent be required to substitute its judgment for the judgment of the Lenders or the Required Lenders, and the Administrative Agent may in all circumstances seek the approval of the Required Lenders, the affected Lenders or all Lenders in connection with any such amendment, modification, supplement or waiver.

Section 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavour in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission or an electronic transmission of a PDF copy thereof shall be as effective as delivery of a manually signed original. Any such delivery shall be followed promptly by delivery of the manually signed original.

Section 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15. Jurisdiction; Consent to Service of Process. (a) Each of the Borrower, the Agents and the Lenders hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. The Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Borrower at the address specified for the Loan Parties in Section 9.01. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement (other than Section 8.09) shall affect any right that any Lender or Agent may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or any other Loan Party or their properties in the courts of any jurisdiction.

(b) Each of the Borrower, the Agents, and the Lenders hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court sitting in New York County. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.16. Confidentiality. Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and its Subsidiaries and their respective Affiliates furnished to it by or on behalf of the Borrower or the other Loan Parties or such Subsidiary or Affiliate (other than information that (x) has become generally available to the public other than as a result of a disclosure by such party in breach of this Agreement, (y) has been independently developed by such Lender or such Agent without violating this Section 9.16 or (z) was available to such Lender or such Agent from a third party having, to such Person’s actual knowledge, no obligations of confidentiality to the Borrower or any of its Subsidiaries or any such Affiliate) and shall not reveal the same other than to its directors, trustees, officers, employees, agents and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (i) to the extent necessary to comply with law or any legal process or the regulatory or supervisory requirements of any Governmental Authority (including bank examiners), the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of reporting or review procedures to Governmental Authorities (including bank examiners) or the National Association of Insurance Commissioners, (iii) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (iv) in connection with the exercise of any remedies under any Loan Document or in order to enforce its rights under any Loan Document in a legal proceeding, (v) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or on terms at least as restrictive as those set forth in this Section 9.16) and (vi) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as each such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or on terms at least as restrictive as those set forth in this Section 9.16 and each such professional advisor shall have been instructed to keep the same confidential in accordance with this Section 9.16). If a Lender or an Agent is requested or required to disclose any such information (other than to its bank examiners and similar regulators, or to internal or external auditors) pursuant to or as required by law or legal process or subpoena, to the extent reasonably practicable it shall give prompt notice thereof to the Borrower so that the Borrower may seek an appropriate protective order and such Lender or Agent will cooperate with the Borrower (or the applicable Subsidiary or Affiliate) in seeking such protective order.

Section 9.17. Communications. (a) Delivery. (i) Each Loan Party hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to 5:00 p.m. (New York City time) on the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the address referenced in Section 9.01(a)(ii). Nothing in this Section 9.17 shall prejudice the right of the Agents, the Syndication Agent, the Documentation Agent, the Joint Lead Arrangers or any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii) Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b) Posting. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non- public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates or their respective securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC” to the extent the Borrower determines that such Borrower Materials contain material non-public information with respect to the Borrower or its Affiliates or their respective securities for purposes of United States Federal and state securities laws.

(c) Platform. The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent, the Collateral Agent or any of its or their affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s or the Collateral Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

Section 9.18. Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of its assets (including the Equity Interests of any of its Subsidiaries) (other than the Equity Interests of the Company) to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by the Loan Documents, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets that are the subject of such disposition. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests or assets shall no longer be deemed to be made once such Equity Interests or assets are so conveyed, sold, leased, assigned, transferred or disposed of. The Security Documents, the guarantees made therein, the Security Interest (as defined therein) and all other security interests granted thereby shall terminate, and each Loan Party shall automatically be released from its obligations thereunder and the security interests in the Collateral granted by any Loan Party shall be automatically released, when all the Obligations are paid in full and Commitments are terminated (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Swap Agreements). At such time, the Administrative Agent and the Collateral Agent agree to take such actions as are reasonably requested by the Borrower at the Borrower’s expense to evidence and effectuate such termination and release of the guarantees, Liens and security interests created by the Loan Documents.

Section 9.19. U.S.A. PATRIOT Act and Similar Legislation. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the U.S.A. PATRIOT Act and similar legislation, as applicable, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow the Lenders to identify such Loan Party in accordance with such legislation. Each Loan Party agrees to furnish such information promptly upon request of a Lender. Each Lender shall be responsible for satisfying its own requirements in respect of obtaining all such information.

Section 9.20. Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first mentioned currency with such other currency at the Administrative Agent’s principal office in New York City on the Business Day preceding that on which final judgment is given.

Section 9.21. No Fiduciary Duty. Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower and the other Loan Parties. The Borrower hereby agrees that subject to applicable law, nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Loan Parties, their equityholders or their Affiliates. The Borrower hereby acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, (ii) in connection therewith and with the process leading to such transaction none of the Lenders is acting as the agent or fiduciary of any Loan Party, its management, equityholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising such Loan Party on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents, (iv) the Borrower and each other Loan Party has consulted its own legal and financial advisors to the extent it has deemed appropriate and (v) the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates and no Lender has an obligation to disclose any such interests to the Borrower or its Affiliates. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.22. Non-Debt Fund Affiliates. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, with respect to any Loans at any time held by a Non-Debt Fund Affiliate, such Non-Debt Fund Affiliate shall have no right whatsoever, in its capacity as a Lender with respect to such Loans then held by such Non-Debt Fund Affiliate, whether or not the Borrower or any other Loan Party is subject to a bankruptcy or other insolvency proceeding or otherwise, so long as such Lender is a Non-Debt Fund Affiliate, to (i) consent to any amendment, modification, waiver, consent or other such action with respect to, or otherwise vote on any matter related to, or vote in connection with any direction delivered to the Administrative Agent by the Required Lenders pursuant to, any of the terms of the Agreement or any other Loan Document, in each case to the extent such amendment, modification, waiver, consent, other action, vote or direction is effective with only the consent of or action by the Required Lenders (each, a “Required Lender Vote/Directive”) and, if applicable, the Borrower; provided that for purposes of any Required Lender Vote/Directive the Administrative Agent shall automatically deem any Loans held by such Non-Debt Fund Affiliate to be voted on a pro rata basis in accordance with the votes cast in respect of the Loans of all other Lenders in the aggregate (other than any Non-Debt Fund Affiliates) in connection with any such Required Lender Vote/Directive (including all voting and consent rights arising out of any bankruptcy or other insolvency proceedings (except for voting on any plan of reorganization or refraining from voting on any plan of reorganization, in which case the Administrative Agent shall vote or refrain from voting such Loans of such Non-Debt Fund Affiliate in its sole discretion)); provided, further, that no such Required Lender Vote/Directive shall deprive such Non-Debt Fund Affiliate of its share of any payments or other recoveries which the Lenders are entitled to share on a pro rata basis under the Loan Documents and such Non-Debt Fund Affiliate’s vote shall be counted to the extent any such plan of reorganization or other amendment proposes to treat the Obligations of the Non-Debt Fund Affiliate in a manner less favorable in any material respect to such Non-Debt Fund Affiliate than the proposed treatment of Obligations held by Lenders that are not Affiliates of the Borrower, (ii) attend any meeting (live or by any electronic means) in such Non-Debt Fund Affiliates’ capacity as a Lender with any Agent or other Lender or receive any information from any Agent or other Lender except to the extent such information is made available to any Loan Party (or its representatives) and other than administrative notices given to all Lenders under Article II or (iii) have access to the Platform.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CRESTWOOD HOLDINGS LLC,
as Borrower

By:	/s/ William G. Manias
Name: William G.Manias
Title: Vice President and Secretary

[Signature Page to Credit Agreement - Holdco]

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent

By:	/s/ Renlta Cummings
Name: Renlta Cummings
Title: Assitant Vice President

Quicksilver - HoldCo Credit Agreement

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Jeffrey Bloomquist
Name: Jeffrey Bloomquist
Title: Managing Director

Quicksilver - HoldCo Credit Agreement